UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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JOHNSON & JOHNSON

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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Notice of Annual Meeting and Proxy Statement

March 13, 2013

The Annual Meeting of Shareholders of Johnson & Johnson will be held on Thursday, April 25, 2013 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, to:

1.	Elect as Directors the nominees named in the Proxy Statement;

2.	Conduct an advisory vote to approve named executive officer compensation;

3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013; and

4.	Transact such other business, including action on three shareholder proposals, as may properly come before the meeting, and any adjournment or postponement.

Shareholders as of the record date of February 26, 2013 are cordially invited to attend the meeting. If you plan to attend the meeting, please request an admission ticket in advance. Please note our admission ticket procedures detailed on page 4 of the Proxy Statement.

If you are unable to attend the meeting, you will be able to view and listen to the meeting via the Internet. We will broadcast the meeting as a live webcast through our website. The webcast will remain available for replay for three months following the meeting. Visit our Investor Relations website at www.investor.jnj.com and click on “Webcasts & Presentations” for details.

By order of the Board of Directors,

DOUGLAS K. CHIA Secretary	Scan this QR code to view digital versions of our Proxy Statement and 2012 Annual Report.

You can vote in one of four ways:

Visit the website listed on your proxy card to vote VIA THE INTERNET

Call the telephone number on your proxy card to vote BY TELEPHONE

Sign, date and return your proxy card in the enclosed envelope to vote BY MAIL

Attend the meeting to vote IN PERSON

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 25, 2013: The Proxy Statement and Annual Report to Shareholders are available at www.investor.jnj.com/annual-reports.cfm.

Johnson & Johnson

2013 Proxy Statement – Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

GENERAL INFORMATION

(see pages 2-5)

Meeting: Annual Meeting of Shareholders

Date: Thursday, April 25, 2013

Time: 10:00 a.m., Eastern

Location: Hyatt Regency Hotel, Two Albany Street,

New Brunswick, New Jersey

Record Date: February 26, 2013

Ticket Requests: AnnualMeeting@its.jnj.com

Stock Symbol: JNJ

Exchange: NYSE

Common Stock Outstanding: 2-8 billion shares

Registrar & Transfer Agent: Computershare

State of Incorporation: New Jersey

Year of Incorporation: 1887

Public Company Since: 1944

Corporate Headquarters: One Johnson & Johnson Plaza,

New Brunswick, New Jersey 08933

Corporate Website: www.jnj.com

Investor Relations Website: www.investor.jnj.com

Annual Report: www.investor.jnj.com/annual-reports.cfm

EXECUTIVE COMPENSATION

(see pages 29-65)

CEO: Alex Gorsky (age 52; CEO since April 2012)

CEO 2012 Total Direct Compensation:

Base Salary: $1.1 million

Annual Performance Bonus: $1.5 million

Long-Term Incentives: $8.9 million

Compensation Highlights:

•	Director meetings with institutional investors
•	Reduction of planned bonuses for executive officers
•	Elimination of above median targeting for executive officers
•	Elimination of tax gross-ups for executive officers

CEO Employment Agreement: No

Change-In-Control Agreement: No

Stock Ownership Guidelines: Yes

Recoupment Policy: Yes

Hedging Policy: Yes

CORPORATE GOVERNANCE

(see pages 6-28)

Director Nominees: 12

Mary Sue Coleman (Independent)

James G. Cullen (Independent)

Ian E. L. Davis (Independent)

Alex Gorsky (Management)(Chairman)

Michael M. E. Johns (Independent)

Susan L. Lindquist (Independent)

Anne M. Mulcahy (Independent)(Lead)

Leo F. Mullin (Independent)

William D. Perez (Independent)

Charles Prince (Independent)

A. Eugene Washington (Independent)

Ronald A. Williams (Independent)

Director Term: One year

Director Election Standard: Majority of votes cast

Board Meetings in 2012: 9

Standing Board Committees (Meetings in 2012):

Audit (4), Compensation & Benefits (8), Nominating & Corporate Governance (4), Regulatory, Compliance & Government Affairs (3), Science, Technology & Sustainability (4), Finance (0)

Supermajority Voting Requirements: No

Shareholder Rights Plan: No

Corporate Governance Materials:

www.investor.jnj.com/governance/materials.cfm

Board Communication:

www.investor.jnj.com/governance/communication.cfm

OTHER ITEMS TO BE VOTED ON

(see pages 66-76)

Advisory Vote to Approve Named Executive

    Officer Compensation

Ratification of Appointment of Independent

    Registered Public Accounting Firm

    (PricewaterhouseCoopers LLP)

Shareholder Proposals on:

• Executives to Retain Significant Stock

• Political Contributions and Corporate Values

• Independent Board Chairman

Johnson & Johnson 2013 Proxy Statement  •  1

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting of Shareholders. This Proxy Statement and accompanying proxy are being mailed to our shareholders on or about March 13, 2013, concurrently with the mailing of our 2012 Annual Report to Shareholders.

Shareholders Entitled to Vote

Shareholders of record of our Common Stock at the close of business on February 26, 2013 are entitled to notice of and to vote at the Annual Meeting of Shareholders and at any and all adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. On February 26, 2013, there were 2,797,036,100 shares outstanding.

Each matter to be submitted to the shareholders, including the election of Directors, requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

How to Vote	Shareholders of record (that is, shareholders who hold their shares in their own name) can vote any one of four ways:

Via the Internet: Go to the website listed on your proxy card to vote via the Internet. You will need to follow the instructions on your proxy card and the website. If you vote via the Internet, you may incur telephone and Internet access charges.

By Telephone: Call the telephone number on your proxy card to vote by telephone. You will need to follow the instructions on your proxy card and the voice prompts.

By Mail: Sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting also will be offered to shareholders owning shares through most banks and brokers. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

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Revoking Your Proxy or Changing Your Vote

You may change your vote at any time before the proxy is exercised. For shareholders of record, if you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If you voted via the Internet or by telephone you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless (1) you give proper written notice of revocation to the Secretary before the proxy is exercised or (2) you vote by ballot at the meeting.

If your shares are held in street name, you must follow the specific voting directions provided to you by your bank, broker or other holder of record to change or revoke any instructions you have already provided. Alternatively, obtain a proxy from your bank, broker or other holder of record and bring it with you to hand in with a ballot in order to be able to vote your shares at the meeting.

Effect of Not Casting Your Vote

If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of Directors (Item 1). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of Directors, your bank or broker was allowed to vote those shares on your behalf in the election of Directors, as they felt appropriate. Recent changes in regulation took away the ability of your bank or broker to vote your uninstructed shares in the election of Directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of Directors, no votes will be cast on your behalf. Your bank or broker will, however, have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Item 3). They will not have discretion to vote uninstructed shares on the advisory vote to approve named executive officer compensation (Item 2), or the shareholder proposals (Items 4, 5 and 6). If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Proxy Solicitation

In addition to the solicitation of proxies by mail, several regular employees of Johnson & Johnson may solicit proxies in person or by telephone. We have also retained the firm of Morrow & Co., LLC to aid in the solicitation of brokers, banks and institutional and other shareholders for a fee of approximately $20,000, plus reimbursement of expenses. We will bear all costs of the solicitation of proxies. On the accompanying proxy, a shareholder may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute must present adequate identification to the Secretary before the voting occurs.

Johnson & Johnson 2013 Proxy Statement  •  3

Electronic Access to Proxy Materials and Annual Report Scan this QR code to see how you can register to access future proxy materials via the Internet.

This Proxy Statement and our 2012 Annual Report are available on our website at www.investor.jnj.com/annual-reports.cfm. Instead of receiving paper copies of next year’s Proxy Statement and Annual Report by mail, you can elect to receive an e-mail message that will provide a link to those documents on the Internet. By opting to access your proxy materials via the Internet, you will:

•   gain faster access to your proxy materials;

•    save us the cost of producing and mailing documents to you;

•   reduce the amount of mail you receive; and

•    help preserve environmental resources.

Johnson & Johnson shareholders who have enrolled in the electronic access service previously will receive their materials online this year.

Shareholders of record may enroll in the electronic proxy and Annual Report access service for future Annual Meetings of Shareholders by registering online at www.computershare-na.com/green. If you vote via the Internet, simply follow the prompts that will link you to that website. Street name shareholders who wish to enroll for electronic access may register for online delivery of materials by going to http://enroll.icsdelivery.com/jnj.

Admission Ticket Procedures

If you plan to attend the meeting in person, please request an admission ticket in advance as follows:

•    If you are a registered shareholder, there is a box on the proxy card that you should mark to request an admission ticket.

•    If you are a registered shareholder and vote via the Internet or by telephone, there will be applicable instructions to follow when voting to indicate if you would like to receive an admission ticket.

•    If your shares are held in the name of a bank, broker or other holder of record and you plan to attend, you must send a written request for an admission ticket by regular mail to the Office of the Corporate Secretary, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933 or by e-mail to AnnualMeeting@its.jnj.com. You must include evidence of your stock ownership as of the record date of February 26, 2013, which you can obtain from the bank, broker or other holder of record.

Reduce Duplicate Mailings

We are required to provide an Annual Report to all shareholders who receive this Proxy Statement. If you are a shareholder of record and have more than one account in your name, or at the same address as other shareholders of record, you may authorize us to discontinue duplicate mailings of future Annual Reports (commonly referred to as “householding”). To do so, mark the designated box on each proxy card for which you wish to discontinue receiving an Annual Report. If you are voting via the Internet or by telephone, you can either follow the prompts when you vote or give instructions to discontinue duplicate mailings of future Annual Reports. Street name shareholders who wish to discontinue receiving duplicate mailings of future Annual Reports should review the information provided in the proxy materials mailed to them by their bank or broker. If, now or in the future, you wish to receive a separate copy of the Annual Report, please notify us by calling (800) 950-5089 or sending a written request to the Secretary at the address noted above, and we will promptly deliver a separate copy.

4  •  Johnson & Johnson 2013 Proxy Statement

Johnson & Johnson Employee Savings Plans

If you are an employee of a Johnson & Johnson company and hold shares in one of our employee savings plans, you will receive one proxy card that covers those shares held for you in your savings plan, as well as any other shares registered in your own name (but not shares held in street name). If you vote via the Internet, by telephone or by mail, as described above, by 5:00 p.m. (Eastern) on April 23, 2013, the Trustee of your savings plan will vote your shares as you have directed (your voting instructions will be kept confidential). It is important that you direct the Trustee how to vote your shares. In accordance with the terms of the Johnson & Johnson Savings Plan and the Johnson & Johnson Puerto Rico Retirement Savings Plan, if you hold shares in either plan and do not vote, the plan Trustee will vote your shares in direct proportion to the shares held in that plan for which votes will be cast. If you hold shares in any other Johnson & Johnson employee savings plan, including the Johnson & Johnson Savings Plan for Union Represented Employees, and do not vote, the plan Trustee will not vote your shares. Participants in the Johnson & Johnson employee savings plans may attend the Annual Meeting. However, shares held in those plans can only be voted as described in this paragraph, and cannot be voted at the meeting.

Advance Notice of Shareholder Proposals and Other Items of Business

To be included in the Proxy Statement and proxy card for the 2014 Annual Meeting of Shareholders, a shareholder proposal must be received at our principal office on or before November 13, 2013 and must comply with Rule 14a-8 under the U.S. Securities and Exchange Act of 1934, as amended.

In addition, under the terms of our By-Laws, a shareholder who intends to present an item of business at the 2014 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in our proxy materials) must provide us with written notice of such business, including the information specified in the By-Laws, which must be received on or before November 13, 2013.

Proposals and other items of business should be directed to the attention of the Secretary at our principal office, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Johnson & Johnson 2013 Proxy Statement  •  5

Corporate Governance

Director Independence. The Board of Directors has determined that the following Directors, comprising all of the Non-Employee Directors, are “independent” under the listing standards of the New York Stock Exchange (“NYSE”) and our Standards of Independence: Dr. Coleman, Mr. Cullen, Mr. Davis, Dr. Johns, Dr. Lindquist, Ms. Mulcahy, Mr. Mullin, Mr. Perez, Mr. Prince, Dr. Satcher, Dr. Washington and Mr. Williams. In order to assist the Board in making this determination, the Board has adopted Standards of Independence as part of our Principles of Corporate Governance, which can be found on our website at www.investor.jnj.com/governance/policies.cfm. These Standards identify, among other things, material business, charitable and other relationships that could interfere with a Director’s ability to exercise independent judgment.

As highly accomplished individuals in their respective industries, fields and communities, the Non-Employee Directors are affiliated with numerous corporations, educational institutions, hospitals and charities, as well as civic organizations and professional associations, many of which have business, charitable or other relationships with the company. The Board considered each of these relationships in light of the Standards of Independence and determined that none of these relationships conflict with the interests of the company or would impair the relevant Non-Employee Director’s independence or judgment. The following table describes the relationships that were considered in making this determination. The nature of the transactions, relationships and arrangements summarized in the table below, and the role of each of the Directors at their respective organizations, were such that none of the Non-Employee Directors had any direct business relationships with the company in 2012 or received any direct personal benefit from any of these transactions, relationships or arrangements.

Director	Organization	Type of Organization	Relationship to Organization	Type of Transaction, Relationship or Arrangement	2012 Aggregate Magnitude
M. S. Coleman	University of Michigan	Educational Institution	Executive officer	Sales of health care products and services; educational and research grants and fellowships; conference exhibit fees	<1%
M. M. E. Johns	Emory University	Educational Institution	Employee	Sales of health care products and services; royalty payments; educational and research grants	<1%
S. L. Lindquist	Massachusetts Institute of Technology	Educational Institution	Employee	Research program and other research related payments	<1%
	Whitehead Institute for Biomedical Research	Research Institute	Employee	Research grants	<1%; <$1 million
A. M. Mulcahy	Save the Children	Charitable Organization	Trustee	Contributions	<1%; <$1 million
W. D. Perez	Cornell University	Educational Institution	Trustee	Tuition; grants and fellowships	<1%; <$1 million
D. Satcher(1)	CDC Foundation	Non-Profit Organization	Trustee	Grants and membership dues	<1%; <$1 million
	Morehouse School of Medicine	Educational Institution	Employee	Grants and meeting fees	<1%; <$1 million
A. E. Washington	UCLA Health System	Health Care Institution	Executive Officer	Sales of health care products and services; rebates	<1%
R. A. Williams	Save the Children	Charitable Organization	Trustee	Contributions	<1%; <$1 million
(1)	Not standing for re-election in 2013.

6  •  Johnson & Johnson 2013 Proxy Statement

All of the transactions, relationships and arrangements of the type listed above were entered into, and payments were made or received, by us in the ordinary course of business and on competitive terms. Aggregate payments to each of the relevant organizations did not exceed the greater of $1 million or 1% of the company’s or that organization’s consolidated gross revenues for 2010, 2011 or 2012. The company’s transactions with, or discretionary charitable contributions to, each of the relevant organizations (not including gifts made under our matching gifts program) did not exceed the greater of $1 million or 1% of the company’s or that organization’s consolidated gross revenues for 2010, 2011 or 2012.

In the event of Board-level discussions pertaining to a potential transaction, relationship or arrangement involving an organization with which a Director is affiliated, that Director would be expected to recuse himself or herself from the deliberation and decision-making process. In addition, none of the Non-Employee Directors have the authority to review, approve or deny any grant to, or research contract with, an organization.

Board Meetings. During 2012, the Board of Directors held seven regularly-scheduled and two special meetings. Each Director attended at least 75% of the total regularly-scheduled and special meetings of the Board of Directors and the committees on which he or she served (held during the period that he or she served). A discussion of the role of the Board of Directors in our strategic planning process can be found on our website at www.investor.jnj.com/governance/strategic-planning.cfm.

Annual Meeting Attendance. It has been our longstanding practice for all Directors to attend the Annual Meeting of Shareholders. All 13 Directors who were elected to the Board at the 2012 Annual Meeting were in attendance.

Board Leadership Structure. Alex Gorsky, our current Chief Executive Officer (“CEO”), also serves as the Chairman of our Board of Directors. Our independent Directors determined that for effective board governance it is important to have an independent Lead Director and have selected Anne M. Mulcahy to serve as the designated Lead Director for 2013.

Mr. Gorsky became our CEO and a member of our Board of Directors on April 26, 2012, the date of our 2012 Annual Meeting of Shareholders. At the same time, our Chairman/CEO, William C. Weldon, stepped down from the CEO role. Mr. Weldon continued to serve as the Executive Chairman of our Board until December 28, 2012, at which point Mr. Gorsky became Chairman. During this eight-month transitional period, Mr. Weldon worked closely with Mr. Gorsky to ensure a seamless transition of leadership, transferring all day-to-day management and operational responsibilities to Mr. Gorsky. The Board saw Mr. Weldon’s contributions during this eight-month transitional period as critical to the success of the company’s leadership transition.

Our Directors believe that each of the possible leadership structures for a board has its particular pros and cons, which must be considered in the context of the specific circumstances, culture and challenges facing a company, and that such consideration falls squarely on the shoulders of a company’s board that has a diversity of views and experiences. As discussed in “Item 1: Election of Directors” on pages 14 to 21 of this Proxy Statement, our Directors come from a variety of organizational backgrounds with direct experience with a wide range of leadership and management structures. The makeup of our Board puts it in a very strong position to evaluate the pros and cons of the various types of board leadership structures and to ultimately decide which one will work in the best interests of our stakeholders, as they are defined in Our Credo.

Our Board believes that it is in the best interests of the company to have Mr. Gorsky serve as both Chairman and CEO. During the transitional period when Mr. Weldon served as Executive Chairman and Mr. Gorsky served as CEO, the Board gave thoughtful and rigorous consideration to its governance structure and ultimately determined that combining the Chairman and CEO positions under the strong leadership of Mr. Gorsky will benefit all our stakeholders. Recombining the roles of Chairman and CEO in Mr. Gorsky creates clear and unambiguous authority, which is essential to effective management. The Board and management can respond more effectively to a clearer line of authority. By designating the new CEO as its Chairman, the Board also sends an important signal to employees and shareholders about who is accountable. Further, given he is closer to the company’s businesses than any other Board member and has the benefit of over 20

The Board gave thoughtful and rigorous consideration to its governance structure and ultimately determined that combining the Chairman and CEO positions under the strong leadership of

Mr. Gorsky will benefit all our stakeholders.

Johnson & Johnson 2013 Proxy Statement  •  7

years of operational and leadership experience within the Johnson & Johnson Family of Companies, Mr. Gorsky is best-positioned to set the Board’s agenda and provide leadership. Mr. Gorsky’s career experience also gives him unquestioned industry knowledge, which the Board believes is critical for the chairman of the board of a company that operates in a highly-regulated industry such as health care. The combined Chairman/CEO model is a leadership model that has served our shareholders well for many generations, through numerous economic cycles and through a succession of effective leaders, and the Board believes this will continue under Mr. Gorsky.

While deciding to recombine the Chairman and CEO roles under Mr. Gorsky, the Board also recognized the importance for a board to have in place, and build upon, a strong counterbalancing structure to ensure that it functions in an appropriately independent manner. Thus, at the same time that it decided to designate Mr. Gorsky as its Chairman, the Board took steps to enhance its governance structure. Specifically, the Board changed the title of the Presiding Director position, originally created in 2002, to Lead Director, and expanded the duties and responsibilities of the position. The following table describes the duties and responsibilities of our independent Lead Director.

Duties and Responsibilities of the Independent Lead Director

Board Agendas and Schedules

•   Approves information sent to the Board and determines timeliness of information flow from management.

•   Periodically provides feedback on quality and quantity of information flow from management.

•    Participates in setting, and ultimately approves, the agenda for each Board meeting.

•    Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items.

•    With the Chair/CEO, determines who attends Board meetings, including management and outside advisors.

Committee Agendas and Schedules	• Reviews in advance the schedule of committee meetings. • Monitors flow of information from Committee Chairs to the full Board.
Board Executive Sessions

•   Has the authority to call meetings and Executive Sessions of the Independent Directors.

•    Presides at all meetings of the Board at which the Chair/CEO is not present, including Executive Sessions of the Independent Directors.

Communicating with Management

•   After each Executive Session of the Independent Directors, communicates with the Chair/CEO to provide feedback and also to effectuate the decisions and recommendations of the Independent Directors.

•   Acts as liaison between the Independent Directors and the Chair/CEO and management on a regular basis and when special circumstances exist or communication out of the ordinary course is necessary.

Communicating with Stakeholders

•   As necessary, meets with major shareholders or other external parties, after discussions with the Chair/CEO.

•    Is regularly apprised of inquiries from shareholders and involved in correspondence responding to these inquiries.

•    Under the Board’s guidelines for handling shareholder and employee communications to the Board, is advised promptly of any communications directed to the Board or any member of the Board that allege misconduct on the part of company management, or raise legal, ethical or compliance concerns about company policies or practices.

Chair and CEO Performance Evaluations	• Leads the annual performance evaluation of the Chair/CEO, distinguishing as necessary between performance as Chair and performance as CEO.
Board Performance Evaluation	• Leads the annual performance evaluation of the Board.
New Board Member Recruiting	• Interviews Board candidates, as appropriate.
CEO Succession	• Leads the CEO succession process.
Crisis Management	• Plays an increased role in crisis management oversight, as appropriate.
Limits on Leadership Positions of Other Boards

•   May only serve as chair, lead or presiding director, or similar role, or as CEO or similar role at another public company if approved by the full Board upon recommendation from the Nominating & Corporate Governance Committee.

8  •  Johnson & Johnson 2013 Proxy Statement

The Chairman of the Board will continue to be designated annually by the Board, and the independent Lead Director of the Board will continue to be designated annually by the independent members of the Board. Our Board, through its Nominating & Corporate Governance Committee, will continue to periodically review its leadership structure in a serious and open-minded fashion to ensure it is still appropriate for the company.

Standing Board Committees. The Board of Directors has a standing Audit Committee, Compensation & Benefits Committee, Nominating & Corporate Governance Committee, Regulatory, Compliance & Government Affairs Committee and Science, Technology & Sustainability Committee, each composed entirely of Non-Employee Directors determined to be “independent” under the listing standards of the NYSE and our Standards of Independence. Under their written charters adopted by the Board, each of these committees is authorized and assured of appropriate funding to retain and consult with external advisors, consultants and counsel. In addition, the Board has a standing Finance Committee, composed of the Chairman of the Board and the Lead Director.

The following table shows the Directors who are currently members or chairmen of each of the standing Board Committees and the number of meetings each committee held in 2012.

Board Committee Membership

Director Audit Compensation & Benefits Nominating & Corporate Governance Public Policy Advisory(3) Regulatory, Compliance & Government Affairs Science, Technology and Sustainability Finance Mary Sue Coleman James G. Cullen(1) Ian E. L. Davis Alex Gorsky Michael M. E. Johns Susan L. Lindquist Anne M. Mulcahy Leo F. Mullin William D. Perez Charles Prince A. Eugene Washington Ronald A. Williams Number of meetings in 2012 4(2) 8 4 1 3 4 0 Chairman of the Board Chair Member Independent Director

(1)	Designated as an “audit committee financial expert” for purposes of Section 407 of the Sarbanes-Oxley Act.

(2)	Does not include teleconferences held prior to each release of quarterly earnings (four in total) and teleconferences held prior to the filing of each Quarterly Report on Form 10-Q (three in total).

(3)	The Regulatory, Compliance & Government Affairs Committee superseded the Public Policy Advisory Committee in April 2012.

(4)	Not standing for re-election in 2013.

(5)	Served as Chairman of Science, Technology & Sustainability Committee in 2012.

The Audit Committee represents and assists the Board by providing oversight of financial management, the internal auditors and the independent auditor and providing that management is maintaining an adequate system of internal control such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management’s financial reporting policies and procedures. In performing these functions, the Audit Committee meets periodically with the independent auditor, management, and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee appoints the independent auditor. A copy of the charter of the Audit Committee is available on our website at www.investor.jnj.com/governance/committee.cfm. For more information on Audit Committee activities in 2012, see the Audit Committee Report on page 67.

Johnson & Johnson 2013 Proxy Statement  •  9

Any employee or other person who wishes to contact the Audit Committee to report fiscal improprieties or complaints about internal accounting control or other accounting or auditing matters can do so by writing to them c/o Johnson & Johnson, One Johnson & Johnson Plaza, Room WH 2136, New Brunswick, NJ 08933 or by using the online submission form at www.investor.jnj.com/governance/communication.cfm. Such reports may be made anonymously.

The Board has designated Mr. Cullen, the Chairman of the Audit Committee and an independent Director, as an “audit committee financial expert” under the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) after determining that he meets the requirements for such designation. This determination was based on Mr. Cullen’s experience while President and Chief Executive Officer of Bell Atlantic Enterprises, New Jersey Bell and President and Chief Operating Officer of Bell Atlantic Corporation, where he actively supervised persons performing the functions of principal financial officer, principal accounting officer and controller.

The primary function of the Compensation & Benefits Committee is to discharge the Board’s duties and responsibilities relating to compensation of our Non-Employee Directors and executive officers, and oversee the design and management of the various pension, long-term incentive, savings, health and welfare plans that cover our employees.

The Compensation & Benefits Committee’s duties and responsibilities under its charter with respect to the compensation of our Directors and executive officers include:

•	recommending to the Board the Chairman/CEO’s compensation based on the independent Directors’ annual evaluation of his or her performance;

•

reviewing and approving compensation decisions recommended by the Chairman/CEO for the other executive officers, including setting base salaries, annual performance bonuses, long-term incentive awards, severance benefits and perquisites;

•	setting our compensation philosophy and composition of the group of peer companies used for comparison of executive compensation;

•	approving the establishment of competitive targets versus the group of peer companies used for comparison of executive compensation and all equity-based plans requiring shareholder approval;

•	reviewing the eligibility criteria and award guidelines for the corporate-wide compensation programs in which the executive officers participate;

•

reviewing the philosophy and policies of the non-Board Management Compensation Committee (“MCC”) with respect to management compensation, perquisites and other compensation policies for non-executive employees; and

•	reviewing, and recommending for approval by the Board, the compensation for the Non-Employee Directors.

The Compensation & Benefits Committee has retained an independent compensation consultant from Frederic W. Cook & Co., Inc. for matters related to executive officer and Director compensation. Frederic W. Cook & Co., Inc. does not provide any other services to the company. The compensation consultant reports directly to the Committee. For further discussion of the role of the Compensation & Benefits Committee in the executive compensation decision-making process, and for a description of the nature and scope of the consultant’s assignment, see “Compensation Discussion and Analysis – Governance of Executive Compensation” on pages 48 and 49 of this Proxy Statement.

The Compensation & Benefits Committee also reviews the compensation philosophy and policies of the MCC, a non-Board committee composed of Mr. Gorsky (Chairman/CEO), Mr. Dominic J. Caruso (Chief Financial Officer) and Dr. Peter M. Fasolo (Vice President, Global Human Resources), which, under delegation from the Compensation & Benefits Committee, determines management compensation and establishes perquisites and other compensation policies for employees (except for our executive officers). The Compensation & Benefits Committee is also responsible for the oversight of our annual performance bonus and long-term incentive plans and is the approving authority for management recommendations with respect to performance bonuses and long-term incentive awards under those plans. A copy of the charter of the Compensation & Benefits Committee can be found on our website at www.investor.jnj.com/governance/committee.cfm.

The Nominating & Corporate Governance Committee is responsible for overseeing matters of corporate governance, including the evaluation of the performance and practices of the Board of Directors. The Nominating & Corporate Governance Committee also oversees the process for performance evaluations of the committees of the Board. It is also within the charter of the Nominating & Corporate Governance Committee to

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review our executive succession plans, review and recommend director orientation and continuing orientation programs for Board members, and consider questions of possible conflicts of interest, as such questions arise. In addition, the Nominating & Corporate Governance Committee reviews possible candidates for the Board, as discussed on page 14 of this Proxy Statement, and recommends the nominees for Directors to the Board for approval. A copy of the charter of the Nominating & Corporate Governance Committee can be found on our website at www.investor.jnj.com/governance/committee.cfm.

The Regulatory, Compliance & Government Affairs Committee assists the Board by providing oversight of regulatory, compliance, quality and governmental matters that may impact the company. The Regulatory, Compliance & Government Affairs Committee oversees the company’s major compliance programs with respect to regulatory requirements; oversees compliance with any ongoing Corporate Integrity Agreements or any similar significant undertakings by the company with a government agency; reviews the organization, implementation and effectiveness of the company’s compliance and quality programs; oversees the company’s Policy on Business Conduct and Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers; reviews the company’s governmental affairs strategies and priorities; and reviews the policies, practices and priorities for the company’s political expenditure and lobbying activities. A copy of the charter of the Regulatory, Compliance & Government Affairs Committee can be found on our website at www.investor.jnj.com/governance/committee.cfm.

The Science, Technology & Sustainability Committee assists the Board of Directors in the general oversight of the significant scientific and technological aspects of the company’s businesses and the company’s sustainability activities. The Science, Technology & Sustainability Committee monitors and reviews the overall strategy, direction and effectiveness of the company’s research and development; serves as a resource and provides input, as needed, regarding the scientific and technological aspects of product safety matters; reviews the company’s policies, programs and practices on environment, health, safety and sustainability; assists the Board in identifying and comprehending significant emerging science and technology policy and public health issues and trends that may impact the company’s overall business strategy; and assists the Board in its oversight of the company’s major acquisitions and business development activities as they relate to the acquisition or development of new science or technology. A copy of the charter of the Science, Technology & Sustainability Committee can be found on our website at www.investor.jnj.com/governance/committee.cfm.

The Finance Committee is composed of the Chairman and Lead Director of the Board. The Committee exercises the authority of the Board during the intervals between Board meetings, as permitted by law. The Finance Committee generally does not hold formal meetings and instead acts from time-to-time between Board meetings by unanimous written consent in lieu of a meeting, as needed. Any such action is taken pursuant to specific advance delegation by the Board or is later ratified by the Board.

Executive Sessions. During 2012, each of the Audit, Compensation & Benefits, Nominating & Corporate Governance, Regulatory, Compliance & Government Affairs, and Science, Technology & Sustainability Committees met in Executive Sessions without members of management present. The independent Directors met nine times during 2012 in Executive Sessions, at every Board meeting, without the Chairman/CEO or any other member of management present, at which the Presiding Director acted as Chairman.

Board Oversight of Risk Management. The Board believes that overseeing how management manages the various risks we face is one of its most important responsibilities to our stakeholders. Our enterprise risk management framework reflects a collaborative process, whereby our Board of Directors, management and other personnel apply a common risk management approach to strategy setting and other decisions across the enterprise that is designed to identify potential events that may affect the entity and manage the associated risks and opportunities.

The Board believes that, in light of the interrelated nature of the risks we face, oversight of risk management is ultimately the responsibility of the full Board. In carrying out this critical responsibility, the Board meets at regular intervals with key members of management with primary responsibility for risk management in their respective areas of responsibility. The subject matter of these meetings can generally be grouped into the following categories and risk areas:

•	Strategy: Business Vitality; Strategic Planning; Talent Management; Reputation; Sustainability; Diversity

•	Reporting: Financial Results; Finance/Accounting; Internal Audit; Independent Audit; Tax; Treasury

•

Compliance: Law/Legal Proceedings; Legislative/Regulatory Environment; Health Care Compliance; Foreign Corrupt Practices Act; Environment, Health & Safety; Privacy; Quality; Product Safety/Scientific Issues

Johnson & Johnson 2013 Proxy Statement  •  11

•	Operations: Supply Chain (including Manufacturing/Business Continuity Planning); Security (including security of products, sites, personnel, and information); Research & Development

The Board also receives regular reports on aspects of our risk management from senior representatives of our independent auditor. In addition, the Audit Committee meets in private sessions with the Chief Financial Officer; General Counsel; Vice President of Internal Audit; and representatives of our independent auditor at the conclusion of every regularly-scheduled meeting, where aspects of risk management are discussed. The Regulatory, Compliance & Government Affairs Committee meets in private sessions with the General Counsel; Chief Compliance Officer; Chief Quality Officer; and Vice President of Internal Audit, where aspects of risk management are discussed.

Risk Related to Executive Compensation. The following characteristics of our executive compensation program work to reduce the possibility of our executive officers, either individually or as a group, making excessively-risky business decisions that could maximize short-term results at the expense of long-term value:

•

Balanced Mix of Pay Components: The target compensation mix is not overly weighted toward annual incentive awards and represents a balance of cash and long-term equity-based compensation vesting over three years. See “Setting Compensation Targets” on page 47 of this Proxy Statement.

•	Balanced Approach to Performance-Based Awards:

– Performance targets are tied to multiple financial metrics, including operational sales growth, free cash flow, adjusted earnings per share growth, and long-term total shareholder return.
– Performance-based awards are based on the achievement of strategic and leadership objectives in addition to financial metrics.

See “Long-Term Incentives” on pages 42 and 43 of this Proxy Statement.

•

Performance Period and Vesting Schedules: The performance period and vesting schedules for long-term incentives overlap, and therefore, reduce the motivation to maximize performance in any one period. Performance Share Units, Restricted Share Units, and Stock Options vest three years from the grant date.

•	Capped Incentive Awards: Salary increases, annual performance bonuses, and long-term incentive awards are capped at 200% of target. See “Range of Awards” on page 48 of this Proxy Statement.

•

Stock Ownership Guidelines: The guidelines require our CEO to directly or indirectly own equity in our company of six times salary, and our other Executive Committee members to own equity of three times salary, and to retain this level of equity at all times while serving as an Executive Committee member. See “Stock Ownership Guidelines for Named Executive Officers” on pages 50 and 51 of this Proxy Statement.

•

Executive Compensation Recoupment Policy: The policy gives our Board the authority to recoup executive officers’ past compensation in the event of a material restatement of our financial results. This will be expanded to cover events involving material violations of company policy. See “Executive Compensation Recoupment Policy” on page 51 of this Proxy Statement.

•

No Change-in-Control Arrangements: None of our executive officers have in place any change-in-control arrangements that would result in guaranteed payouts. See “No Change-in-Control Arrangements and Agreements” on page 50 of this Proxy Statement.

Communication with the Board. Shareholders, employees and others may contact the Board or any of our Directors (including the Lead Director) by writing to them c/o Johnson & Johnson, One Johnson & Johnson Plaza, Room WH 2136, New Brunswick, NJ 08933. Shareholders, employees and others may also contact the Board or any of the Non-Employee Directors by using the online submission form on our website at www.investor.jnj.com/governance/communication.cfm. General comments to the company (including complaints or questions about a product) should be sent by accessing https://secure-www.jnj.com/wps/wcm/jsp/contactus.jsp. Our process for handling communications to the Board or the individual Directors has been approved by the independent Directors and can be found at www.investor.jnj.com/governance/communication.cfm.

Corporate Governance Materials. Shareholders can see our Restated Certificate of Incorporation; By-Laws; Principles of Corporate Governance; Charters of the Audit Committee, Compensation & Benefits Committee, Nominating & Corporate Governance Committee, Regulatory, Compliance & Government Affairs Committee and Science, Technology & Sustainability Committee; Policy on Business Conduct for employees; Code of Business

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Conduct & Ethics for Members of the Board of Directors and Executive Officers; and other corporate governance materials on our website at www.investor.jnj.com/governance/materials.cfm. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders, without charge, upon request to the Secretary at our principal address.

Majority Vote Standard in Uncontested Director Elections. Our By-Laws require that, in uncontested elections (those where the number of nominees does not exceed the number of Directors to be elected), Director nominees receive the affirmative vote of a majority of the votes cast in order to be elected to our Board of Directors. The majority standard applies only to uncontested Director elections. The proxy card for uncontested elections, including the election of Directors at the 2013 Annual Meeting, will allow shareholders to vote “For” or “Against” each nominee and also will allow shareholders to “Abstain” from voting on any nominee. In accordance with New Jersey law, abstentions will have no effect in determining whether the required majority vote has been obtained.

Under our By-Laws and in accordance with New Jersey law, a Director’s term extends until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office with cause by a majority vote of shareholders entitled to vote. Thus, an incumbent Director who fails to receive the required vote for re-election at our Annual Meeting of Shareholders would continue serving as a Director (sometimes referred to as a “holdover director”), generally until the next meeting of shareholders. In order to address the situation where an incumbent Director receives more votes “Against” his or her re-election than votes “For” his or her re-election in an uncontested election, the Board has adopted a Director Resignation Policy for Incumbent Directors in Uncontested Elections, which would require that Director to promptly tender an offer of his or her resignation following certification of the shareholder vote. The Nominating & Corporate Governance Committee and the Board would then consider and take appropriate action on such offer of resignation in accordance with the Policy.

Contested Director elections (those where the number of Director nominees exceeds the number of Directors to be elected) would be governed by the plurality standard under New Jersey law. The proxy card for contested elections would allow shareholders to vote “For” each nominee or “Withhold” from voting on any nominee, as is typically the practice under the plurality standard. The Director Resignation Policy for Incumbent Directors in Uncontested Elections would not apply to contested elections.

Our By-Laws and Principles of Corporate Governance, including the Director Resignation Policy for Incumbent Directors in Uncontested Elections, can be found on our website at www.investor.jnj.com/governance/materials.cfm.

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Johnson & Johnson 2013 Proxy Statement  •  13

Item 1: Election of Directors

Director Nomination Process. The Nominating & Corporate Governance Committee of the Board of Directors reviews possible candidates for the Board and recommends the nominees for Directors to the Board for approval. The Board has adopted General Criteria for Nomination to the Board of Directors, which, as part of the Principles of Corporate Governance, are posted on our website at www.investor.jnj.com/governance/policies.cfm. These criteria describe specific traits, abilities and experience that the Nominating & Corporate Governance Committee and the Board look for in determining candidates for election to the Board, including:

•	the highest ethical character and shared values with Our Credo;

•	reputation consistent with our image and reputation;

•	accomplishment within candidate’s field, with superior credentials and recognition;

•	active and former chief executive officers of public companies and leaders of major complex organizations, including scientific, government, educational and other non-profit institutions;

•	widely recognized leaders in the fields of medicine or biological sciences, including those who have received the most prestigious awards and honors in their fields;

•	relevant expertise and experience and the ability to offer advice and guidance to the CEO based on that expertise and experience;

•	independence, without the appearance of any conflict in serving as a Director, and ability to represent all shareholders;

•	ability to exercise sound business judgment; and

•	diversity reflecting gender, ethnic background and professional experience.

The Nominating & Corporate Governance Committee annually considers the size, composition and needs of the Board in light of these criteria and accordingly considers and recommends candidates for membership on the Board.

The Nominating & Corporate Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for Directors. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary at our principal office at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Possible candidates suggested by shareholders are evaluated by the Nominating & Corporate Governance Committee in the same manner as other possible candidates.

Nominees. There are 12 nominees for election as Directors of the company to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby “For” or “Against” the persons nominated for election as Directors, or “Abstain” from voting, as instructed. See “Corporate Governance – Majority Vote Standard in Uncontested Director Elections” on page 13 of this Proxy Statement. If any nominee should refuse or be unable to serve, an event which is not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee or, in lieu thereof, the Board of Directors may reduce the number of Directors.

Except for A. Eugene Washington, who was appointed to the Board in November 2012, all of the nominees were elected to the Board at the last Annual Meeting. All of the nominees are currently serving as Directors of the company. Dr. Washington was initially identified as a potential nominee by members of the Science, Technology & Sustainability Committee and recommended for nomination by the Nominating & Corporate Governance Committee.

In keeping with the Board’s policy on retirement of Directors, Dr. David Satcher, elected to the Board in 2002, will not stand for re-election. Mr. William C. Weldon, former Chairman of the Board of Directors, Chief Executive Officer, and Chairman of the Executive Committee, appointed to the Board in 2001, retired from the Board as of December 28, 2012. The Board thanks Dr. Satcher and Mr. Weldon for their service.

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Below are summaries of the background, business experience and description of the principal occupation of each of the nominees.

Director since: 2003 Independent

MARY SUE COLEMAN, Ph.D., President, University of Michigan

Having served as President of two of the nation’s largest and most prestigious public universities and having a long and decorated career in the sciences, Dr. Coleman brings to our Board a unique point of view regarding organizational management and academic research vital to a company competing in science-based industries.

Dr. Coleman, 69, joined the Board of Directors in 2003 and is a member of the Audit Committee and the Science, Technology & Sustainability Committee. She has served as President of the University of Michigan since August 2002, after having served as President of the University of Iowa from 1995 to July 2002. In addition to her current position as President, Dr. Coleman is a Professor of Biological Chemistry in the University of Michigan Medical School and a Professor of Chemistry in the University of Michigan College of Literature, Science and the Arts. Prior to 1995, Dr. Coleman served as Provost and Vice President for Academic Affairs at the University of New Mexico, Vice Chancellor for Graduate Studies & Research and Associate Provost and Dean of Research at the University of North Carolina at Chapel Hill, and a member of the biochemistry faculty and an administrator at the Cancer Center of the University of Kentucky in Lexington. Elected to the National Academy of Sciences’ Institute of Medicine in 1997, Dr. Coleman is a Fellow of the American Academy of Arts and Sciences and the American Association for the Advancement of Science. Dr. Coleman is a Trustee of the Gerald R. Ford Foundation.

Other Public Company Board Service: Meredith Corporation (1997 to present)

Director since: 1995 Independent

JAMES G. CULLEN, Retired President and Chief Operating Officer, Bell Atlantic Corporation

With years of demonstrated managerial ability as CEO and COO of a large telecommunications company, and as the current independent, non-executive Chairman of the Board of Directors of Agilent Technologies, Inc. and NeuStar, Inc., Mr. Cullen brings to our Board a wealth of knowledge of organizational and operational management, as well as board leadership experience, essential to a large public company.

Mr. Cullen, 70, joined the Board of Directors in 1995 and is the Chairman of the Audit Committee and a member of the Nominating & Corporate Governance Committee. Mr. Cullen served as the Presiding Director of the Board from 2003 to 2012. Mr. Cullen retired as President and Chief Operating Officer of Bell Atlantic Corporation (communications) in 2000. He had assumed those positions in 1998, after having been Vice Chairman since 1995 and, prior to that, President since 1993. He was President and Chief Executive Officer of Bell Atlantic-New Jersey, Inc. from 1989 to 1993. Mr. Cullen is a Director of Eisenhower Medical Center.

Other Public Company Board Service: Agilent Technologies, Inc. (2000 to present; Non-Executive Chairman since 2005), NeuStar, Inc. (2005 to present; Non-Executive Chairman since 2010), Prudential Financial, Inc. (2001 to present; Lead Director since 2011)

Johnson & Johnson 2013 Proxy Statement  •  15

Director since: 2010 Independent

IAN E. L. DAVIS, Senior Advisor, Apax Partners; Former Chairman and Worldwide Managing Director, McKinsey & Company

Having served as Chairman and Worldwide Managing Director of one of the world’s leading management consulting firms, and as a consultant to a range of global organizations across the public, private and not-for-profit sectors, Mr. Davis brings considerable global experience, management insight and business knowledge to our Board.

Mr. Davis, 62, joined the Board of Directors in 2010 and is a member of the Audit Committee and the Science, Technology & Sustainability Committee. Mr. Davis is currently a Senior Advisor at Apax Partners, a private equity advisory firm. Mr. Davis retired from McKinsey & Company (management consulting) in 2010 as a Senior Partner, having served as Chairman and Worldwide Managing Director from 2003 until 2009. In his more than 30 years at McKinsey, he served as a consultant to a range of global organizations across the public, private and not-for-profit sectors. Prior to becoming Chairman and Worldwide Managing Director, he was Managing Partner of McKinsey’s practice in the United Kingdom and Ireland. His experience includes oversight for McKinsey clients and services in Asia, Europe, the Middle East and Africa, as well as expertise in the consumer products and retail industries. Mr. Davis is a Director of Teach for All, a global network of independent social enterprises working to expand educational opportunities in their nations; a non-executive Director of global energy group, BP plc.; a non-executive member of the UK’s Cabinet Office Board; and a non-executive Director of Majid Al Futtaim Holding LLC.

Other Public Company Board Service: BP plc (2010 to present)

Director since: 2012 Management

ALEX GORSKY, Chairman, Board of Directors, Chief Executive Officer, Chairman, Executive Committee, Johnson & Johnson

Having started his career at Johnson & Johnson in 1988 and having been promoted to positions of increasing responsibility across business segments, culminating in his appointment to CEO and election to the Board of Directors in 2012, Mr. Gorsky brings a full range of strategic management expertise, a broad understanding of the issues facing a multinational business in the healthcare industry and an in-depth knowledge of the company’s business, history and culture to the Board and the Chairman position.

Mr. Gorsky, 52, assumed his current position as Chairman, Board of Directors, in December 2012. He was named Chief Executive Officer, Chairman of the Executive Committee and joined the Board of Directors in April 2012. Mr. Gorsky began his Johnson & Johnson career as a sales representative with Janssen Pharmaceutica Inc. in 1988. Over the next 15 years, he advanced through positions of increasing responsibility in sales, marketing, and management. In 2001, Mr. Gorsky was appointed President of Janssen Pharmaceutical Inc., and in 2003 he was named Company Group Chairman of the Johnson & Johnson pharmaceuticals business in Europe, the Middle East and Africa. Mr. Gorsky left Johnson & Johnson in 2004 to join the Novartis Pharmaceuticals Corporation, where he served as head of the company’s pharmaceuticals business in North America. Mr. Gorsky returned to Johnson & Johnson in 2008 as Company Group Chairman for Ethicon. In early 2009, he was appointed Worldwide Chairman of the Surgical Care Group and member of the Executive Committee. In September 2009, he was appointed Worldwide Chairman of the Medical Devices and Diagnostics Group. Mr. Gorsky became Vice Chairman of the Executive Committee in January 2011. Mr. Gorsky also serves on the board of the Travis Manion Foundation.

Other Public Company Board Service: None.

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Director since: 2005 Independent

MICHAEL M. E. JOHNS, M.D., Professor, Emory School of Medicine and Rollins School of Public Health; Chancellor and Executive Vice President of Health Affairs Emeritus, Emory University

Having served in numerous senior leadership positions at some of the nation’s most prestigious academic institutions, hospitals and health care systems, Dr. Johns provides to our Board a valuable combination of experience at the highest levels of both patient care and medical research, as well as organizational management skills and public health policy expertise, making him an integral board member of a company in the health care industry.

Dr. Johns, 71, joined the Board of Directors in 2005 and is a member of the Compensation & Benefits Committee and the Science, Technology & Sustainability Committee. Dr. Johns is a Professor in the Emory School of Medicine and the Rollins School of Public Health. He served as Chancellor of Emory University from 2007 to 2012, and as Executive Vice President for Health Affairs and Chief Executive Officer of the Robert W. Woodruff Health Sciences Center of Emory University from 1996 to 2007. As the Executive Vice President for Health Affairs, he oversaw Emory University’s widespread academic and clinical programs in health sciences and led strategic planning initiatives for both patient care and research. In addition, from 1996 to 2007, he served as the Chairman of the Board of Emory Healthcare, the largest health care system in Georgia. From 1990 to 1996, Dr. Johns served as Dean of the Johns Hopkins School of Medicine and Vice President of the Medical Faculty at Johns Hopkins University. Dr. Johns is Past Chair of the Council of Teaching Hospitals, a fellow of the American Association for the Advancement of Science and a member of the Institute of Medicine. He is a member of the editorial board of the Journal of the American Medical Association (JAMA) and chairs the Publication Committee of the journal Academic Medicine.

Other Public Company Board Service: AMN Healthcare Services, Inc. (2008 to present), Genuine Parts Company (2000 to present)

Director since: 2004 Independent

SUSAN L. LINDQUIST, Ph.D., Member and Former Director, Whitehead Institute for Biomedical Research; Professor of Biology, Massachusetts Institute of Technology

With her long and decorated career in scientific research and her global reputation as a pioneer in biomedical innovation, Dr. Lindquist brings to our Board an incomparable perspective on the intersection of academic and commercial medical research critical to a company in the health care industry.

Dr. Lindquist, 63, joined the Board of Directors in 2004 and is Chairman of the Science, Technology & Sustainability Committee and a member of the Regulatory, Compliance & Government Affairs Committee. She is a member of the Whitehead Institute, a non-profit, independent research and educational institution, a Professor of Biology at the Massachusetts Institute of Technology and an Investigator of the Howard Hughes Medical Institute. Dr. Lindquist served as Director of the Whitehead Institute from 2001 to 2004. Previously she was affiliated with the University of Chicago where she was the Albert D. Lasker Professor of Medical Sciences in the Department of Molecular Genetics and Cell Biology. Dr. Lindquist was elected to the American Academy of Arts and Sciences in 1996, the National Academy of Sciences in 1997, the American Philosophical Society in 2003 and the Institute of Medicine in 2006. She received the Novartis/Drew Award for Biomedical Research in 2000, the Dickson Prize in Medicine in 2002, the Sigma Xi William Procter Prize for Academic Achievement in 2006, the Nevada Silver Medal for Scientific Achievement in 2007, the Genetics Society of America Medal and the Centennial Medal of the Harvard University Graduate School of Arts and Sciences in 2008. In 2010, she received the Mendel Medal from the Genetics Society (UK), The Delbrück Medal from Bayer Schering, and the National Medal of Science (USA). In 2012, Dr. Lindquist received the Wilson Medal in Cell Biology and in 2013 the Dart Prize in Biotechnology. She has served on the Scientific Advisory boards of many independent research institutes, associations and foundations, including: The Genetics Society of America, the Hereditary Disease Foundation, the Massachusetts General Hospital and the Institute für Molekulare Biotechnology GmbH. Dr. Lindquist is also a Co-Founder of FoldRx Pharmaceuticals, Inc., a subsidiary of Pfizer Inc.

Other Public Company Board Service: None

Johnson & Johnson 2013 Proxy Statement  •  17

Director since: 2009 Independent Lead Director

ANNE M. MULCAHY, Former Chairman and Chief Executive Officer, Xerox Corporation

Having served as Chairman and CEO of a large, global manufacturing and services company with one of the world’s most recognized brands and track record for innovation, Ms. Mulcahy presents to our Board valuable insight into organizational and operational management issues crucial to a large public company, as well as a strong reputation for leadership in business innovation and talent development.

Ms. Mulcahy, 60, joined the Board of Directors in 2009 and became the Lead Director of the Board in December 2012. Ms. Mulcahy is a member of the Audit Committee, the Nominating & Corporate Governance Committee, and the Finance Committee. Ms. Mulcahy was both Chairman and Chief Executive Officer of Xerox Corporation (business equipment and services) until July 2009, when she retired as CEO after eight years in the position. Prior to serving as CEO, Ms. Mulcahy was President and Chief Operating Officer of Xerox. She has also served as President of Xerox’s General Markets Operations, which created and sold products for reseller, dealer and retail channels. During a career at Xerox that began in 1976, Ms. Mulcahy also served as Vice President for Human Resources with responsibility for compensation, benefits, human resource strategy, labor relations, management development and employee training; and Vice President and Staff Officer for Customer Operations, covering South America and Central America, Europe, Asia and Africa. Ms. Mulcahy has been a U.S. Board Chair of Save the Children since March 2010.

Other Public Company Board Service: Target Corporation (1997 to present), The Washington Post Company (2008 to present)

Recent Past Public Company Board Service: Citigroup Inc. (2004 to 2009), Xerox Corporation (2000 to 2010; Executive Chairman 2009 to 2010)

Director since: 1999 Independent

LEO F. MULLIN, Retired Chairman and Chief Executive Officer, Delta Air Lines, Inc.

Mr. Mullin’s depth and breadth of exposure to complex issues from having served as Chairman and CEO of one of the nation’s largest airlines, and his long and distinguished career in the banking industry, make him a skilled advisor who provides critical insight into organizational and operational management, global business and financial matters to our Board.

Mr. Mullin, 70, joined the Board of Directors in 1999 and is a member of the Audit Committee and Chairman of the Regulatory, Compliance & Government Affairs Committee. Mr. Mullin currently serves as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners, a private equity fund group. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines, Inc. (transportation) in December 2003 and Chairman in April 2004, after having served as Chief Executive Officer of Delta since 1997 and Chairman since 1999. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995, and as Chairman and Chief Executive Officer of American National Bank, a subsidiary of First Chicago Corporation, from 1991 to 1993. Mr. Mullin was Board Chairman of the Juvenile Diabetes Research Foundation (JDRF) from 2008 to 2010, and served as interim Chief Executive Officer of JDRF from July through December 2008.

Other Public Company Board Service: ACE Limited (2007 to present), Education Management Corporation (2009 to present)

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Director since: 2007 Independent

WILLIAM D. PEREZ, Senior Advisor, Greenhill & Co., Inc.; Retired President and Chief Executive Officer, Wm. Wrigley Jr. Company

With his experience as CEO of several large, consumer-focused companies across a wide variety of industries, Mr. Perez contributes to our Board significant organizational and operational management skills, combined with a wealth of experience in global, consumer-oriented businesses vital to a large public company in the consumer products space.

Mr. Perez, 65, joined the Board of Directors in 2007 and is Chairman of the Nominating & Corporate Governance Committee and a member of the Compensation & Benefits Committee. Mr. Perez is currently a Senior Advisor at Greenhill & Co., Inc., (investment banking). Mr. Perez served as President and Chief Executive Officer for the Wm. Wrigley Jr. Company (confectionary and chewing gum) from 2006 to 2008. Before joining Wrigley, Mr. Perez served as President and Chief Executive Officer of Nike, Inc. Previously, he spent 34 years with S.C. Johnson & Son, Inc., including eight years as its President and Chief Executive Officer. Mr. Perez is a Trustee for Cornell University and Northwestern Memorial Hospital.

Other Public Company Board Service: Whirlpool Corporation (2009 to present)

Recent Past Public Company Board Service: Campbell Soup Company (2009 to 2012), Wm. Wrigley Jr. Company (2006 to 2008)

Director since: 2006 Independent

CHARLES PRINCE, Retired Chairman and Chief Executive Officer, Citigroup Inc.

Having served as Chairman and CEO of the nation’s largest and most diversified financial institution, Mr. Prince brings to our Board a strong mix of organizational and operational management skills combined with well-developed legal, global business and financial acumen critical to a large public company.

Mr. Prince, 63, joined the Board of Directors in 2006 and is Chairman of the Compensation & Benefits Committee and a member of the Nominating & Corporate Governance Committee. Mr. Prince served as Chief Executive Officer of Citigroup Inc. (financial services) from 2003 to 2007 and as Chairman from 2006 to 2007. Previously he served as Chairman and Chief Executive Officer of Citigroup’s Global Corporate and Investment Bank from 2002 to 2003 and Chief Operating Officer from 2001 to 2002. Mr. Prince began his career as an attorney at U.S. Steel Corporation in 1975. Mr. Prince is a member of the Council on Foreign Relations and The Council of Chief Executives.

Other Public Company Board Service: Xerox Corporation (2008 to present)

Johnson & Johnson 2013 Proxy Statement  •  19

Director since: 2012 Independent

A. EUGENE WASHINGTON, M.D., M.Sc., Vice Chancellor of Health Sciences, Dean of the David Geffen School of Medicine at the University of California, Los Angeles (UCLA); Chief Executive Officer of the UCLA Health System

Dr. Washington brings to the Board his distinct expertise born of significant achievements as a senior executive in academia, an accomplished clinical investigator, an innovator in health care, and a leader in shaping national health policy. With his unique combination of knowledge, skills and experience in organizational management, medical research, patient care, and public health policy, Dr. Washington provides an invaluable perspective for a company in the health care industry.

Dr. Washington, 62, joined the Board of Directors in November 2012 and is a member of the Science, Technology & Sustainability Committee and the Regulatory, Compliance & Government Affairs Committee. Dr. Washington is currently Vice Chancellor of Health Sciences, Dean of the David Geffen School of Medicine at UCLA; Chief Executive Officer of the UCLA Health System; and Distinguished Professor of Gynecology and Health Policy at UCLA. Prior to UCLA, he served as Executive Vice Chancellor and Provost at the University of California, San Francisco (UCSF) from 2004 to 2010. Dr. Washington co-founded UCSF’s Medical Effectiveness Research Center for Diverse Populations in 1993 and served as the director until 2005. He was Chair of the Department of Obstetrics, Gynecology, and Reproductive Sciences at UCSF from 1996 to 2004. Dr. Washington also co-founded the UCSF-Stanford Evidence-based Practice Center and served as its first director from 1997 to 2002. Prior to UCSF, Dr. Washington worked at the Centers for Disease Control and Prevention. Dr. Washington was elected to the National Academy of Sciences’ Institute of Medicine in 1997, where he served on its governing Council. He also served as Chair of the Board of Directors of the California HealthCare Foundation and as a member of the Scientific Management Review Board for the National Institutes of Health. Dr. Washington is currently Chair of the Board of Governors of the Patient-Centered Outcomes Research Institute and a Vice Chairman of the Board of Directors of The California Wellness Foundation.

Other Public Company Board Service: None

Director since: 2011 Independent

RONALD A. WILLIAMS, Former Chairman and Chief Executive Officer, Aetna Inc.

With his long and distinguished career in the health care industry, from his experience leading one of Fortune’s Most Admired health care companies to his career-long role as an advocate for meaningful health care reform, Mr. Williams provides our Board with an exceptional combination of operational management expertise and insight into both public health care policy and the health care industry critical to a large public company in the health care industry.

Mr. Williams, 63, joined the Board of Directors in June 2011 and is a member of the Compensation & Benefits Committee and the Regulatory, Compliance & Government Affairs Committee. Mr. Williams served as Chairman and Chief Executive Officer of Aetna Inc. (managed care and health insurance) from 2006 to 2010, and as Chairman from 2010 until his retirement in April 2011. He currently serves on President Obama’s Management Advisory Board, which is helping to bring the best of business practices to the management and operation of federal government. He is also an advisor to the private equity firm, Clayton, Dubilier & Rice, LLC, and serves as Chairman of the board of Emergency Medical Services Corporation, a leading provider of facility-based physician services and medical transportation services in the U.S. In addition, Mr. Williams lends his time and expertise to a number of organizations, such as the International Federation of Health Plans. He also serves on the boards of the Peterson Institute for International Economics and Save the Children and on the Advisory Board of the Peterson Center on Healthcare. Previously, Mr. Williams served as Chairman of the Council for Affordable Quality Healthcare from 2007 to 2010 and Vice Chairman of The Business Council from 2008 to 2010.

Other Public Company Board Service: The Boeing Company (2010 to present); American Express Company (2007 to present)

Recent Past Public Company Board Service: Aetna Inc. (2006 to 2011; Executive Chairman 2010 to 2011)

20  •  Johnson & Johnson 2013 Proxy Statement

Other Information. SEC regulations require us to describe certain legal proceedings, including bankruptcy and insolvency filings, involving nominees for the Board of Directors or companies of which a nominee was an executive officer. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines, Inc. in December 2003 and Chairman in April 2004. In September 2005, Delta Air Lines voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Nominating & Corporate Governance Committee of the Board of Directors does not believe that this proceeding is material to an evaluation of Mr. Mullin’s ability to serve as a Director.

The Board of Directors recommends a vote FOR election of each of the above-named nominees.

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Johnson & Johnson 2013 Proxy Statement  •  21

Director Compensation – 2012

The following table provides information concerning the compensation of our Non-Employee Directors for 2012. Messrs. Gorsky and Weldon were employees of the company and therefore received no additional compensation for their service as a Director. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table.

A	B	C	D	E
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation($)	Total ($)
M. S. Coleman	$110,000	$144,913	$20,000	$274,913
J. G. Cullen	165,000	144,913	0	309,913
I. E. L. Davis	110,000	144,913	0	254,913
M. M. E. Johns	110,000	144,913	20,000	274,913
S. L. Lindquist	110,000	144,913	4,000	258,913
A. M. Mulcahy	110,000	144,913	0	254,913
L. F. Mullin	130,000	144,913	16,666	291,579
W. D. Perez	130,000	144,913	20,000	294,913
C. Prince	130,000	144,913	20,000	294,913
D. Satcher(1)(2)	130,000	144,913	10,000	284,913
A. E. Washington(3)	9,167	0	0	9,167
R. A. Williams	110,000	144,913	0	254,913

(1)	Not standing for re-election in 2013.

(2)	Served as Chairman of Science, Technology & Sustainability Committee in 2012.

(3)	Joined the Board on November 29, 2012. Cash fees are pro-rated for one-month of service.

Fees Earned or Paid in Cash (Column B)

Board Retainer. Each Non-Employee Director received an annual cash retainer of $110,000 for his or her service as a member of our Board of Directors, except as noted above in the table.

Committee Chair Retainer. The Chairman of the Audit Committee received an annual cash retainer of $25,000 and the Chairs for all other Board committees received an annual cash retainer of $20,000.

Presiding Director Retainer. In 2012, Mr. Cullen served as the Presiding Director and was paid an additional annual cash retainer of $30,000.

Stock Awards (Column C)

All figures in Column C represent the grant date fair value, computed in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”).

Restricted Shares. Pursuant to the terms of the 2005 Long-Term Incentive Plan, each Non-Employee Director received a grant of restricted Common Stock having a value of $100,000 on the grant date. Accordingly, each Non-Employee Director was granted 1,543 shares of restricted Common Stock on February 13, 2012, except for Dr. Washington, who joined the Board in November 2012. The restricted shares become freely transferable on the third anniversary of the grant date.

Deferred Share Units. Pursuant to the terms of the Deferred Fee Plan for Non-Employee Directors, each Non-Employee Director received a grant of deferred share units having a value of $45,000 on the grant date. Accordingly, each Non-Employee Director was granted 694 deferred share units on February 13, 2012, except for Dr. Washington who joined the Board in November 2012. Deferred share units are settled in cash upon termination of his or her directorship.

22  •  Johnson & Johnson 2013 Proxy Statement

Stock Options. We ceased granting stock options to Non-Employee Directors after February 2004. The aggregate number of stock options outstanding for each Non-Employee Director is indicated in the table below. The compensation costs for all of these options were recognized by the company for financial reporting purposes prior to fiscal 2006.

Name	Options (#)
L. F. Mullin	7,600
D. Satcher	7,600

Stock Ownership Guidelines. In September 2012, the company’s stock ownership guidelines were revised to increase the amount of company stock a Non-Employee Director is required to hold while serving as a Director of the company. Under the new guidelines, Non-Employee Directors must own company stock equal to five times the annual Board retainer. Stock ownership for the purpose of these guidelines includes shares directly owned by the Director, restricted shares and deferred share units, but does not include shares underlying vested or unvested stock options. Non-Employee Directors are required to achieve the ownership threshold within five years after first becoming a Director. Our policy prohibits Non-Employee Directors from transacting in derivative instruments linked to the performance of our securities. As of March 1, 2013, all of our Non-Employee Directors, except for Mr. Davis, Dr. Washington and Mr. Williams, who each joined the Board within the past three years, had met the stock ownership threshold.

All Other Compensation (Column D)

Charitable Matching Contributions. All amounts in Column D reflect contributions made under our charitable matching gift program. Non-Employee Directors are eligible to participate in our charitable matching gift program on the same basis as employees, pursuant to which we will contribute, on a two-to-one basis, up to $20,000 per year per person to certain charitable institutions.

Deferred Fee Plan for Non-Employee Directors

Voluntary Deferrals into Stock Units. Under the Deferred Fee Plan for Non-Employee Directors, a Non-Employee Director may elect to defer payment of all or a portion of his or her cash retainers until termination of his or her directorship. Deferred fees earn additional amounts based on a hypothetical investment in our Common Stock. As a Non-Employee Director who has served on the Board since prior to January 1, 1996, Mr. Cullen may elect to “invest” deferred fees into Certificates of Long-term Compensation under the Certificates of Long-term Compensation Plan up to the time of termination of his directorship. Currently, Mr. Cullen has not elected this option. All stock units held in each Non-Employee Director’s Deferred Fee Account accrue dividend equivalents in the same amount and at the same time as dividends on our Common Stock. In 2012, Drs. Johns, Lindquist and Washington elected to defer all of their 2012 cash retainers.

Deferred Compensation Balances. At December 31, 2012, the aggregate number of stock units (including dividend equivalents) held in each Non-Employee Director’s Deferred Fee Account was as follows:

Name	Stock Units (#)
M. S. Coleman	16,658
J. G. Cullen	33,704
I. E. L. Davis	719
M. M. E. Johns	15,598
S. L. Lindquist	16,362
A. M. Mulcahy	719
L. F. Mullin	11,346
W. D. Perez	5,903
C. Prince	6,285
D. Satcher(1)	7,588
A. E. Washington	131
R. A. Williams	719

(1)	Not standing for re-election in 2013.

Johnson & Johnson 2013 Proxy Statement  •  23

Additional Arrangements

We pay for or provide (or reimburse Directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or educational meetings.

2013 Non-Employee Director Compensation

On September 10, 2012, the Board approved the following 2013 compensation for Non-Employee Directors:

•	Annual Cash Retainer of $110,000

•	Grant of Deferred Share Units valued at $145,000

In addition, the Lead Director will receive an annual cash retainer of $30,000, the Chairman of the Audit Committee will receive an annual cash retainer of $25,000, and the Chairs of all other Board committees will receive an annual cash retainer of $20,000. The annual restricted stock award was eliminated.

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24  •  Johnson & Johnson 2013 Proxy Statement

Stock Ownership and Section 16

Compliance

The following table sets forth information regarding beneficial ownership of our Common Stock for each Director; our Chief Executive Officer, former Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers named in the tables in the section “Executive Compensation” on pages 52 to 65 of this Proxy Statement (each a “named executive officer”); and by all Directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than 1% of our outstanding shares. Because they serve as co-trustees of two trusts which hold stock for the benefit of others, Messrs. Gorsky and Weldon are deemed to “control” an additional 6,038,903 shares of our stock in which they have no economic interest. In addition to such shares, the Directors and executive officers as a group own/control a total of 728,416 shares. In the aggregate, these 6,767,319 shares represent less than 1% of the shares outstanding. All stock ownership is as of February 26, 2013 (except shares held in our Savings Plans, which are included as of January 31, 2013).

Name	Number of Common Shares(1) (#)	Deferred Share Units(2) (#)	Common Shares Underlying Options or Stock Units(3) (#)	Total Number of Shares Beneficially Owned
Dominic J. Caruso	53,774	12,081	434,654	500,509
Mary Sue Coleman	14,352	18,584	0	32,936
James G. Cullen	8,710	35,630	0	44,340
Ian E. L. Davis	4,193	2,645	0	6,838
Peter M. Fasolo	1,975	0	0	1,975
Alex Gorsky	70,860	0	119,770	190,630
Michael M. E. Johns	14,857	17,524	0	32,381
Susan L. Lindquist	15,136	18,288	0	33,424
Anne M. Mulcahy	5,789	2,645	0	8,434
Leo F. Mullin	24,352	13,272	7,600	45,224
William D. Perez	26,122	7,829	0	33,951
Sandra E. Peterson(4)	0	0	0	0
Charles Prince	21,445	8,211	0	29,656
David Satcher(5)	15,393	9,514	7,600	32,507
Paulus Stoffels(6)	8,954	0	96,798	105,752
A. Eugene Washington	0	2,057	0	2,057
William C. Weldon(7)	386,591	0	3,052,363	3,438,954
Ronald A. Williams	3,650	2,645	0	6,295
All Directors and executive officers as a group (19)	728,416	150,925	3,814,646	4,693,987

(1)

The shares described as “owned” are shares of our Common Stock directly or indirectly owned by each listed person, including shares held in 401(k) and Employee Stock Ownership Plan, and by members of his or her household and are held individually, jointly or pursuant to a trust arrangement. The Directors and executive officers disclaim beneficial ownership of an aggregate of 33,382 of these shares, including 800 shares listed as owned by Mr. Prince, and 32,582 shares listed as owned by Mr. Weldon.

(2)

Includes deferred share units credited to Non-Employee Directors under our Deferred Fee Plan for Non-Employee Directors and deferred share units credited to the executive officers under our Executive Income Deferral Plan.

(3)	Includes shares under options exercisable on February 26, 2013, options that became exercisable within 60 days thereafter and restricted share units that vest within 60 days thereafter.

(4)	Became a member of the Executive Committee in December 2012.

(5)	Not standing for re-election in 2013.

(6)	Became a member of the Executive Committee in October 2012.

(7)	Retired from the Board as of December 28, 2012.

Johnson & Johnson 2013 Proxy Statement  •  25

As of March 1, 2013, the following are the only persons known to us to be the beneficial owner of more than five percent of any class of our voting securities:

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (#)	Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	Common Stock	151,495,914 shares(1)	5.47%(1)
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	Common Stock	151,722,340 shares(2)	5.5%(2)

(1)

Based solely on an Amendment to Schedule 13G filed with the SEC on February 11, 2013, BlackRock, Inc. (“BlackRock”) reported aggregate beneficial ownership of approximately 5.47%, or 151,495,914 shares, of our Common Stock as of December 31, 2012. BlackRock reported that it possessed sole voting and dispositive power of 151,495,914 shares. BlackRock also reported that it did not possess shared voting or dispositive power over any shares beneficially owned.

(2)

Based solely on a Schedule 13G filed with the SEC on February 11, 2013, State Street Corporation, acting in various fiduciary capacities (“State Street”), reported aggregate beneficial ownership of approximately 5.5%, or 151,722,340 shares, of our Common Stock as of December 31, 2012. State Street reported that it possessed sole voting power of 0 shares, shared voting power of 151,722,340 shares, and shared dispositive power of 151,722,340 shares. State Street also reported that it did not possess sole dispositive power over any shares beneficially owned.

As a result of being a beneficial owner of more than 5% of our stock, BlackRock is currently considered a “related person” under our Policy on Transactions with Related Persons. Certain of our U.S. and international employee savings and retirement plans have retained BlackRock and its affiliates to provide investment management services. In connection with these services, we paid BlackRock approximately $1.7 million in fees during fiscal year 2012.

Similarly, State Street is also currently considered a “related person” under our Policy on Transactions with Related Persons as a result of being a beneficial owner of more than 5% of our stock. Certain of our U.S. and international employee savings and retirement plans and other affiliates have retained State Street and its affiliates to provide certain banking services, including trustee, custodial, investment management, administrative, and ancillary investment services. In connection with these services, we paid State Street approximately $9.5 million in fees during fiscal year 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on our review of Forms 3, 4 and 5 and amendments thereto in our possession and written representations furnished to us, we believe that during 2012 all reports for our executive officers and Directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis, except for two reports to disclose one transaction each by Dr. Washington and Dr. Coleman that were not filed on a timely basis. The reports were subsequently filed.

26  •  Johnson & Johnson 2013 Proxy Statement

Transactions with Related Persons

For the period beginning January 1, 2012 and ending March 1, 2013, there were no transactions, or currently proposed transactions, in which the company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest, except as reported on page 26 and the following:

Mr. Michael Ullmann is Vice President, General Counsel of the company. Mr. Ullmann’s brother, Mr. Robert Ullmann, is a partner in the law firm Nutter, McClennen & Fish LLP (“Nutter McClennen”). The company has engaged Nutter McClennen from time to time since 1974 in the ordinary course of its business and on an arm’s length basis. The relationship between the company and Nutter McClennen began before Mr. Michael Ullmann was employed by the company and before Mr. Robert Ullmann was employed by Nutter McClennen. In 2012, the company paid approximately $10.1 million to Nutter McClennen for legal services, of which less than 0.5% was billed by Mr. Robert Ullmann. Mr. Michael Ullmann has formally recused himself from any involvement with respect to the company’s retention of, or payments to, Nutter McClennen.

A sister-in-law of Dr. Paulus Stoffels, Chief Scientific Officer and Worldwide Chairman, Pharmaceuticals, is a Senior Manager at Janssen Pharmaceutica NV, a wholly-owned subsidiary of the company, and earned €87,483 in base salary and annual performance bonus in 2012, and during 2012, was granted a long-term incentive award of 223 restricted share units at fair value of $58.68 per share. She also participates in the general welfare and benefit plans of Janssen Pharmaceutica NV. Her compensation was established in accordance with Janssen Pharmaceutica NV’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Dr. Stoffels does not have a material interest in his sister-in-law’s employment, nor does he share a household with her.

These transactions were ratified by the Nominating & Corporate Governance Committee in compliance with our Policy on Transactions with Related Persons described below.

Policies and Procedures. Our written Policy on Transactions with Related Persons requires the approval or ratification by the Nominating & Corporate Governance Committee for any transaction or series of transactions exceeding $120,000 in which the company is a participant and any related person has a material interest (other than solely as a result of being a director or trustee or less than 10% owner of another entity). Related persons would include our Directors and executive officers and their immediate family members and persons sharing their households. It would also include persons controlling more than 5% of our outstanding Common Stock.

Under our Principles of Corporate Governance and Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers, all of our Directors and executive officers have a duty to report to the Chairman, Vice Chairman or the Lead Director potential conflicts of interest, including transactions with related persons. Management also has established procedures for monitoring transactions that could be subject to approval or ratification under the Policy on Transactions with Related Persons.

Once a related person transaction has been identified, the Nominating & Corporate Governance Committee will review all of the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Committee will take into account, among other factors, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

If advance Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Committee’s next regularly scheduled meeting. If a transaction relates to a member of the Committee, that member will not participate in the Committee’s deliberations. In addition, the Committee Chairman (or, if the transaction relates to the Committee Chairman, the Lead Director) may pre-approve or ratify any related person transactions involving up to $1 million.

The following types of transactions have been deemed by the Committee to be pre-approved or ratified, even if the aggregate amount involved will exceed $120,000:

•	compensation paid by the company for service as a Director or executive officer of the company;

•

transactions with other companies where the related person’s only relationship is as a non-executive employee; less than 10% equity owner; or limited partner, and the transaction does not exceed the greater of $1 million or 2% of that company’s annual revenues;

Johnson & Johnson 2013 Proxy Statement  •  27

•

contributions by the company to charitable organizations where the related person is an employee and the transaction does not exceed the lesser of $500,000 or 2% of the charitable organization’s annual receipts;

•	transactions where the related person’s only interest is as a holder of company stock and all holders receive proportional benefits, such as the payment of regular quarterly dividends;

•	transactions involving competitive bids;

•	transactions where the rates or charges are regulated by law or government authority; and

•	transactions involving bank depositary, transfer agent, registrar, trustee, or party performing similar banking services.

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28  •  Johnson & Johnson 2013 Proxy Statement

Compensation Committee Report

The Compensation & Benefits Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis,” as it appears on pages 30 through 51, be included in this Proxy Statement and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2012.

Mr. Charles Prince, Chairman

Dr. Michael M. E. Johns

Mr. William D. Perez

Mr. Ronald A. Williams

Johnson & Johnson 2013 Proxy Statement  •  29

Compensation Discussion and Analysis

30  •  Johnson & Johnson 2013 Proxy Statement

Executive Summary

KEY COMPENSATION HIGHLIGHTS

•   Provided appropriate compensation for a new CEO

•  Reduced planned annual performance bonuses for all named executive officers by 10%

•  Eliminated above median targeting for our executive officers

•   Eliminated all non-relocation related tax reimbursements for our executive officers

•  Implemented a new long-term incentive program and granted performance share units with payouts contingent on the achievement of specific financial goals

•  Revised stock ownership guidelines to increase the amount of company stock our CEO must own to six times base pay and to add share retention requirements

•  Adopted principles for a compensation recoupment policy in the event of material violations of company policy

 SHAREHOLDER OUTREACH AND COMPENSATION PROGRAM CHANGES

In 2012, we held an annual advisory vote to approve named executive officer compensation, commonly known as “Say on Pay”. Approximately 57% of the votes cast voted in favor of our executive compensation program as disclosed in our 2012 Proxy Statement. While representing majority support for the named executive officer compensation, these results were below what we deem satisfactory.

Following our 2012 Say on Pay result, our Compensation & Benefits Committee Chair and Presiding Director, along with senior members of management, met with a diverse mix of our institutional investors and with leading proxy advisory services to discuss our executive compensation program in an effort to better understand the underlying reasons for our Say on Pay results. The feedback from our outreach in 2012 showed that shareholders and other key stakeholders appreciated the changes to the long-term incentive program that we made. They also understood that it would take several years to see the impact of those changes reflected in our Summary Compensation Table since legacy cash-based awards will continue to vest for several years while awards are being made under the new program. We received some criticism on our past philosophy of targeting total direct compensation above median for our named executive officers. While most praised the direction in which our executive compensation program was heading, there was, nonetheless, a sense among many stakeholders that their 2012 Say on Pay vote expressed their judgment on a retrospective basis on the company’s 2011 named executive officer compensation as disclosed in the Summary Compensation Table, as opposed to expressing judgment on a prospective basis on changes we made to our compensation program design.

In response to key stakeholder feedback in 2012, we made two important changes to our executive compensation program:

•

We no longer target total direct compensation for our executive officers between the 50th and 75th percentile of our Executive Peer Group. The Committee will continue to review market data to understand how our target pay levels compare to benchmark positions, but we will not target total direct compensation to a specific percentile of the Executive Peer Group. In deciding on compensation for individual named executive officers, the Committee will consider the individual’s performance and alignment with our Credo values, our internal bonus and long-term incentives as a percent of salary, the individual’s roles and responsibilities, and his or her experience in those roles.

•	We eliminated all tax reimbursements for our executive officers that are not provided pursuant to our standard relocation practices.

Johnson & Johnson 2013 Proxy Statement  •  31

Our outreach efforts in 2012 described above followed our significant multi-pronged effort in 2011 to gather feedback from key stakeholders regarding our executive compensation programs. This included:

•

Discussions with individual and institutional shareholders, including representatives of mutual funds, investment managers, non-U.S. investors, “socially responsible investment” funds, public pension funds and labor union pension funds;

•	Review of written correspondence submitted by individual and institutional shareholders to the Board and management;

•	Analysis of market practices at peer companies;

•	Advice from the Committee’s independent compensation consultant; and

•	Discussions with proxy advisory services and corporate governance research firms.

In January 2012, based on stakeholder feedback in 2011, we redesigned our long-term incentive program to enhance our pay-for-performance alignment. We discontinued the use of legacy cash-based long-term incentives and introduced performance share units with payouts contingent on the achievement of sales, earnings per share, and total shareholder return goals.

Long-term incentives continue to make up the largest portion of the compensation of named executive officers. Our new long-term incentive program for our named executive officers includes a mix of: performance share units (“PSUs”); stock options; and restricted share units (“RSUs”). The number of shares actually earned at the end of the three-year period will vary from 0% to 200% of the target number of PSUs granted based on the company’s performance against three equally-weighted goals that directly align with, or help drive, long-term total shareholder return: sales, earnings per share (“EPS”), and relative total shareholder return (“TSR”).

We use the following performance measures to drive alignment of pay and long-term total shareholder return:

Sales: One-third (1/3) of the PSUs are tied to the achievement of three, 1-year sales goals. We are using three, 1-year goals because of the difficulty in setting meaningful long-term sales goals. We believe that it is important to include a sales goal to motivate delivering higher EPS through top-line growth.

Earnings Per Share: One-third (1/3) of the PSUs are tied to the achievement of 3-year adjusted operational EPS goals. We view adjusted operational EPS growth as a key long-term driver of TSR.

Total Shareholder Return: One-third (1/3) of the PSUs are tied to the achievement of 3-year TSR goals relative to our Competitor Composite Peer Group. If we outperform our Competitor Composite Peer Group and our TSR is negative, the PSUs tied to TSR goals would be capped at 100% of target.

Stock Price Appreciation: Our stock options only have value to recipients if the stock price appreciates.

Stock Price: The underlying value of each PSU and RSU rises and falls in value with the share price.

We believe that our new long-term incentive program implemented in 2012, the reexamination of our philosophy on pay positioning and the elimination of tax gross ups have addressed many of our key stakeholders’ concerns. When casting your 2013 Say on Pay vote, we encourage you to consider the compensation of our new Chairman/CEO, the design of our new long-term incentive program with its pay-for-performance alignment and the direct engagement with our shareholders.

32  •  Johnson & Johnson 2013 Proxy Statement

 2012 COMPANY PERFORMANCE

In 2012, when evaluating the company’s performance against the goals set for determining compensation, the company’s performance was mixed. We met or exceeded many of our goals for 2012, but did not meet, or only partially met, some of our other goals. Among our successes for the year were:

•	We exceeded our adjusted operational earnings per share growth objective.

•	We met our free cash flow objective.

•	We were a leader in the number of medicines approved, which establishes a strong foundation for continued growth.

•	We acquired, and are successfully integrating, Synthes, Inc., creating the world’s largest and most comprehensive orthopaedics business.

•	We met our overall talent objectives.

Disappointments included:

•	Our total sales on an operational basis grew 6.1%, but when excluding Synthes, growth was 3.0% which fell short of the goal we set for ourselves of 4.0% – 5.0% growth.

•	We had expected to return Consumer products to shelves at a faster rate than we did.

•	Our reputational standings, while improving in places, are not at the level to which we aspire.

Financial Objective	Goal	2012 Results
2012 Operational Sales Growth(1)	4.0% – 5.0%	3.0%
2012 Free Cash Flow(2)	$12.0 – 13.0B	$12.5B
2012 Total Adjusted Operational EPS Growth(3)	3.5% – 5.5%	6.0%

(1)

Operational Sales Growth is the sales increase due to volume and price, excluding the effect of currency translation. As set forth on page 3 of our Annual Report on Form 10-K for the fiscal year ended December 30, 2012 (“2012 Form 10-K”), our 2012 Operational Sales Growth was 6.1% and the Operational Sales Growth attributable to the acquisition of Synthes, Inc., net of the related divestiture, was 3.1%. For compensation purposes, we excluded the net impact of the Operational Sales Growth due to the Synthes, Inc. acquisition (6.1% - 3.1% = 3.0%).

(2)

As set forth on page 24 of our 2012 Form 10-K, net cash from operating activities was $15.4 billion and additions to property, plant and equipment were $2.9 billion. For compensation purposes, Free Cash Flow is the net cash from operating activities less additions to property, plant and equipment ($15.4 billion - $2.9 billion = $12.5 billion).

(3)

Adjusted EPS excludes special items as set forth in Exhibit 99.2O to the company’s Current Report on Form 8-K dated January 22, 2013. For compensation purposes, Adjusted Operational EPS Growth also excludes the effect of currency translation. Adjusted EPS and Adjusted Operational EPS are non-GAAP financial measures. The following is a reconciliation of Adjusted EPS and Adjusted Operational EPS to Diluted EPS (the most directly comparable GAAP measure):

	2012 Actual $ per share	% Change vs. Prior Year*
Diluted EPS	$3.86
Special Items	1.24
Adjusted EPS	5.10	2.0%
Currency Translation	0.22
Adjusted Operational EPS	5.32	6.4%
Less Net Synthes Impact (see footnote (1) above)	0.02	0.4%
Total Adjusted Operational EPS	$5.30	6.0%
*	Prior year Adjusted EPS = $5.00

Overall, the Committee believed that 2012 was a year (1) in which we made good progress in many areas, (2) where the foundation for long-term growth was firmly reinforced, and (3) where performance could have been better in certain areas. Please refer to the 2012 Company Performance section on page 36 for more details.

Johnson & Johnson 2013 Proxy Statement  •  33

 CEO PAY

Alex Gorsky assumed the role of Chief Executive Officer on April 26, 2012 and the additional role of Chairman of the Board of Directors on December 28, 2012. Mr. Gorsky is the company’s 7th Chairman/CEO since Johnson & Johnson became a publicly-traded company in 1944. His transition was the result of a robust succession planning process carried out by our Board of Directors. With Mr. Gorsky becoming our Chairman/CEO, we have continued our practice of developing and promoting leaders from within our company.

Performance:

The Board based its assessment of Mr. Gorsky primarily on the evaluation of company performance as summarized under “2012 Company Performance” pages 33 and 36. In a year with challenging macro-economic pressures, Mr. Gorsky’s transition to the role of Chairman/CEO went smoothly. He generally met expectations of the Board, however, as noted above, the company’s performance was mixed in 2012 and it was the primary driver of Mr. Gorsky’s assessment.

Compensation Decisions:

The Committee decided to pay Mr. Gorsky’s 2012 salary and bonus on a pro rata basis because of the CEO transition in 2012. Through April 26, 2012, Mr. Gorsky’s salary rate was commensurate with his role as Vice Chairman of the Executive Committee. Effective April 26, 2012, in connection with his being named CEO, Mr. Gorsky’s salary rate was increased to $1,200,000.

The Committee also determined Mr. Gorsky’s annual performance bonus on a pro rata basis. As shown in the table below, for the portion of the year before he became the CEO (i.e., before April 26, 2012), it was based on his lower salary rate and target bonus as a percent of salary and, for the latter portion of the year when he served as CEO, it was based on his higher salary rate and target bonus as a percent of salary. As a result of this proration, his annual performance bonus is lower than it would have been had he been the CEO for the entire year.

To hold Mr. Gorsky accountable for the company’s 2012 performance, the Board reduced his planned bonus for 2012 by 10%, resulting in an annual performance bonus at 90% of the targeted amount. In addition, the Board awarded Mr. Gorsky a long-term incentive grant at 100% of the targeted amount.

	Estimated Base Salary	Target Bonus	Planned Bonus		Bonus Reduction	Final Bonus
Position	Earned(1) ($)	(%)	(% of Salary)	($)	(%)	($)
Vice Chairman, Executive Committee	$277,000	125%	125%	$ 346,200	-10%	$311,580
CEO	821,500	160	160	1,314,500	-10	1,183,050
Total						$1,494,630

(1)

The estimated salary earned used to determine the bonus was based on the salary rate in effect for each portion of the year. It differs from the total salary paid amount shown in the Summary Compensation Table on page 52 due to pay periods straddling different fiscal years.

Based on his appointment to the additional role of Chairman of the Board on December 28, 2012 and the relative position of his salary to the market data, the Board increased Mr. Gorsky’s base salary to $1,500,000. Please see “2013 Award Values for Individual Pay Components” and “2013 Salary Increases” on page 40 for details on the awards, total direct compensation, and base salary increase.

34  •  Johnson & Johnson 2013 Proxy Statement

 KEY FEATURES OF OUR 2013 EXECUTIVE COMPENSATION PROGRAM

The Committee believes that the executive compensation program includes key features that align the interests of the named executive officers and Johnson & Johnson’s long-term strategic direction with shareholders and does not include features that could misalign their interests.

What We Do

•	Align CEO Pay with Company Performance:
Our CEO’s actual pay is aligned with actual total shareholder returns.

•	Use Long-Term Incentives to Link the Majority of Named Executive Officer Pay to Company Performance:
Over two-thirds of pay for our named executive officers is long-term incentives linked to growing sales, EPS, TSR, and our stock price.

•	Balance Short-Term and Long-Term Incentives:
The incentive programs provide an appropriate balance of annual and long-term incentives and include multiple measures of performance.

•	Cap Incentive Awards:
Awards under both our annual and long-term incentive plans are capped at 200% of target.

•	Mitigate Excessive Risk-taking Behaviors by Named Executive Officers:
Our executive compensation program includes features that reduce the possibility of our named executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value.

•	Require Named Executive Officers to
Maintain Stock Ownership:
Our CEO must own 6x salary and our other named executive officers must own 3x salary worth of our company stock within 5 years of first becoming executive officers.

•	Authorize the Board to Recoup Executive Compensation:
The Board has the authority to recoup compensation that resulted from a material misstatement of financial results. In addition, after constructive engagement with key institutional investors, the Committee adopted principles for a recoupment policy in the event of material violations of company policy.

What We Don’t Do

•	No Above Median Targeting of Executive Compensation:
We no longer target total direct compensation of our executive officers between the 50th and 75th percentile of our Executive Peer Group.

•	No Dividend Equivalents on Unvested Long-Term Incentives:
Since 2010, we do not pay dividend equivalents on unvested awards and do not pay any dividend equivalents under our new long-term incentive program.

•	No Change-in-Control Benefits:
No named executive officer is covered by a change-in-control or “golden parachute” agreement and there are no change-in-control provisions in any of our compensation plans.

•	No Option Repricing without Shareholder Approval

•	No Hedging of Company Stock:
Our named executive officers are prohibited from hedging their company stock.

•	No Tax Gross Ups:
We will no longer provide tax reimbursements unless they are provided pursuant to our standard relocation practices.

Johnson & Johnson 2013 Proxy Statement  •  35

2013 Compensation Decisions for 2012 Performance

 2012 COMPANY PERFORMANCE

In 2012, when evaluating the company’s performance against the goals set for determining compensation, the company’s performance was mixed. We met or exceeded many of our goals for 2012, but did not meet, or only partially met, some of our goals.

Among our successes for the year were:

•	We grew adjusted operational earnings per share (excluding special items) 6.0% on an operational basis, which exceeded our goal of 3.5% –5.5% growth.

•	We generated free cash flow of $12.5 billion, which met our goal of $12.0 – $13.0 billion.

•	We met our robust product pipeline objectives.

We are creating value through innovation. In 2012, we were a leader in the number of medicines approved, which establishes a strong foundation for continued growth. Global launches, and industry-leading numbers of regulatory submissions and approvals, have made our Janssen business one of the fastest growing pharmaceutical businesses and a launch leader in Europe, the U.S. and Japan. The EVARREST™ Fibrin Patch, which resulted from collaboration of our scientists in our Medical Devices & Diagnostics and Pharmaceutical businesses, and was recently approved to stop serious bleeding, is an example of how we are leveraging the capabilities, collaborations and convergent opportunities of our company’s diverse health care portfolio.

•	We acquired and are successfully integrating Synthes, Inc., creating the world’s largest and most comprehensive orthopedics business, now known as the DePuy Synthes Companies of Johnson & Johnson.

•	We met our overall talent objectives.

We made good progress on strengthening our talent pipeline and retaining critical talent. Employee engagement scores improved, and our employee engagement levels were in the top 10 percent of companies with which we’re typically compared.

•	We met our healthcare environment objectives.

We worked with governments and partners on priority issues such as healthcare and regulatory reform, access to healthcare, physician training, wellness and prevention, and public health education programs.

•	We met our social responsibility and good citizenship objectives.

We enhanced our company’s role as a socially responsible global leader in improving healthcare, achieving recognition by the United Nations Foundation for our private sector contribution to global health.

Disappointments included:

•	Our total sales on an operational basis grew 6.1%, but when the effect of the Synthes merger is excluded, it grew 3.0%, which fell short of the goal we set for ourselves of 4.0% – 5.0% growth.

Our sales growth was principally a result of the Synthes acquisition and strong performance in our Pharmaceutical business, where we delivered strong growth from in-line and launch products and important regulatory approvals in both developed and emerging markets. The Consumer and Medical Devices & Diagnostics businesses had modest growth as they continued to experience challenges, including the global healthcare economy.

•	We had expected to return Consumer products to shelves at a faster rate than we did.

Across our businesses, we made strides generally in improving the consistency of product supply. While we made progress on our goal of restoring our Consumer business to growth, starting by restoring a reliable supply of a number of our McNeil over-the-counter products to the market, we had expected to return product to shelves at a faster rate.

•	Our reputational standings, while improving in places, are not at the level to which we aspire.

We worked to address several reputational challenges and continue to strive toward regaining the reputational standings that we expect of ourselves and our customers and shareholders expect of us.

•	We partially met our innovative products and global presence objectives.

Please refer to the “2012 Company Performance” table on page 33 for additional details, including a reconciliation of certain non-GAAP financial measures.

36  •  Johnson & Johnson 2013 Proxy Statement

 2012 BONUS REDUCTION FOR NAMED EXECUTIVE OFFICERS

To recognize the mix of short-term successes and disappointments, the Committee determined it was appropriate to reduce the planned annual performance bonuses for all named executive officers by 10%. The Committee exercised its discretion in this regard – taking into consideration areas where the company fell short of its goals and holding the named executive officers accountable for the overall results of the company. In exercising its discretion, the Committee reviewed the company’s performance against the goals we had set at the beginning of the year and discussed the 2012 results in detail with management. In addition, the independent members of the Board were interviewed individually on a confidential basis for their assessment of the company’s performance. These assessments were provided, on a not-for-individual-attribution basis, to the Committee to assist the Committee in exercising its judgment on the company’s performance for 2012. The Board agreed with the Committee’s exercise of discretion and the 10% reduction to the named executive officers’ bonuses.

 OTHER NAMED EXECUTIVE OFFICER PAY

Dominic J. Caruso: Vice President, Finance; Chief Financial Officer

Performance:

Mr. Caruso contributed to the company’s performance as a member of the Executive Committee. (See “2012 Company Performance” on pages 33 and 36 for the Committee’s evaluation of the company’s performance for 2012). In addition to his contribution to our company’s overall performance, Mr. Caruso drove strong financial forecasting, financial metrics and cash flow management, which enabled the organization to continue to deliver strong adjusted earnings growth while maintaining an AAA credit rating in the context of a challenging economic environment. He continued to build strong relationships and external partnerships with the financial community, enabled revenue enhancing improvements through supplier innovation, and generated significant savings through best in class procurement practices, while delivering strong leadership on engagement, talent development and diversity within the Finance function.

Compensation Decisions:

The Committee reduced all of the named executive officers’ planned bonuses, including Mr. Caruso’s, by 10% to hold them accountable for the company’s 2012 performance. Based on the assessment of his performance for 2012, the Committee awarded Mr. Caruso a salary increase at 100% of the target amount (2.9% of salary), an annual performance bonus at 90% of target, and long-term incentives at 100% of target. The Committee also provided a 3.4% market adjustment to Mr. Caruso’s salary based on the relative position of his salary to the market data. Please see “2013 Award Values for Individual Pay Components” and “2013 Salary Increases” on page 40 for details on the awards, total direct compensation, and the salary increase.

Paulus Stoffels: Chief Scientific Officer; Worldwide Chairman, Pharmaceuticals

Dr. Stoffels became our Chief Scientific Officer and a member of the Executive Committee on October 1, 2012.

Performance:

Dr. Stoffels contributed to the company’s performance as a member of the Executive Committee. (See “2012 Company Performance” on pages 33 and 36 for the Committee’s evaluation of the company’s performance for 2012). In addition to his contribution to our company’s overall performance, the Pharmaceutical Research & Development organization delivered several new and innovative medicines and line extensions fueling the growth of the Pharmaceutical business; progressed its new drug and vaccine pipeline significantly; acquired four new drugs through licensing & acquisition; and established over 50 collaboration agreements with biotech companies and academic research centers. Under Dr. Stoffels’ leadership, the Pharmaceutical R&D organization redefined its long-term strategy focusing on differentiated medicines and solutions addressing important medical needs, and built a culture of scientific excellence and quality. He enabled growth through, among other actions, the creation of the Johnson & Johnson Innovation Centers to access the best science and technology for the company as the basis for new product development and value creation for the company.

Johnson & Johnson 2013 Proxy Statement  •  37

Compensation Decisions:

The Committee reduced all of the named executive officers’ planned bonuses, including Dr. Stoffels’, by 10% to hold them accountable for the company’s 2012 performance. Based on the assessment of his performance for 2012, the Committee awarded Dr. Stoffels a salary increase at 123% of the target amount (3.6% of salary), an annual performance bonus at 108% of target, and long-term incentives at 114% of target. Please see “2013 Award Values for Individual Pay Components” and “2013 Salary Increases” on page 40 for details on the awards, total direct compensation, and the salary increase.

Sandra E. Peterson: Group Worldwide Chair

Ms. Peterson joined our company on December 1, 2012 as Group Worldwide Chair and a member of the Executive Committee. Pursuant to her employment agreement, Ms. Peterson’s base salary is $800,000. Ms. Peterson received a sign-on cash bonus and RSU award that were intended to make her whole for the amounts she forfeited from her prior employer due to joining the company. The sign-on cash bonus in the amount of $2,200,000 is payable in 2 installments. The first installment of $300,000 was paid shortly after her start date. A second installment of $1,900,000 will be paid after April 1, 2013 but on or before May 1, 2013. On December 17, 2012, Ms. Peterson received an RSU award of 65,066 shares with a fair value of approximately $4,300,000. One-third of the RSUs vests on each of the first, second and third anniversary of the grant date.

Performance:

Due to the short time Ms. Peterson served as Group Worldwide Chair, Ms. Peterson’s 2012 performance was not assessed.

Compensation Decisions:

Ms. Peterson did not receive a salary increase or an annual performance bonus. The Committee awarded Ms. Peterson a long-term incentive grant at 26% of target (due to the short time Ms. Peterson served in 2012). Please see “2013 Award Values for Individual Pay Components” and “2013 Salary Increases” on page 40 for details.

Peter M. Fasolo: Vice President, Global Human Resources

Performance:

Dr. Fasolo contributed to the company’s performance as a member of the Executive Committee. (See “2012 Company Performance” on pages 33 and 36 for the Committee’s evaluation of the company’s performance for 2012). In addition to his contribution to our company’s overall performance, Dr. Fasolo played a key role in the transition of the CEO, as well as other aspects of the company’s talent agenda, including a focus on emerging market talent strategies. Under his stewardship, our company continues to keep employee healthcare spending below industry trends and strengthen employee health with targeted interventions for high risk employees supported with wellness and prevention programs at all major locations. Dr. Fasolo successfully led the organization towards engagement scores with all benchmarks exceeding external norms. He also continued to strengthen the focus on diversity and inclusion across Johnson & Johnson, and increased efficiency through the enhancement of the payroll and HR administration processes across the company.

Compensation Decisions:

The Committee reduced all of the named executive officers’ planned bonuses, including Dr. Fasolo’s, by 10% to hold them accountable for the company’s 2012 performance. Based on the assessment of his performance for 2012, the Committee awarded Dr. Fasolo a salary increase at 124% of the target amount (3.6% of salary), an annual performance bonus at 113% of target, and long-term incentives at 130% of target. The Committee also provided a 1% market adjustment to Dr. Fasolo’s salary based on the relative position of his salary to the market data. Please see “2013 Award Values for Individual Pay Components” and “2013 Salary Increases” on page 40 for details on the awards, total direct compensation, and the salary increase.

38  •  Johnson & Johnson 2013 Proxy Statement

William C. Weldon: Former CEO and Chairman of the Board of Directors

During 2012, Mr. Weldon served as Chairman/CEO through April 26th and Chairman of the Board through December 28th. Since then, Mr. Weldon has been serving as a special advisor to the Chairman/CEO. After a distinguished career with Johnson & Johnson spanning over 41 years, Mr. Weldon has announced he will retire on March 29, 2013.

Performance:

The Board based its assessment of Mr. Weldon’s performance in the first four months of 2012 primarily on the evaluation of company performance as summarized under “2012 Company Performance” on pages 33 and 36. For the last eight months of 2012, the Board based its assessment of his performance as Chairman of the Board. The Board determined that Mr. Weldon strongly contributed to the successful CEO transition and performed his duties as Chairman in an exemplary manner.

Compensation Decisions:

The Committee decided to pay Mr. Weldon’s 2012 salary and bonus on a pro rata basis because of the CEO transition in 2012. Through April 26, 2012, Mr. Weldon’s salary rate was commensurate with his role as CEO and Chairman. Effective April 26, 2012, in connection with his stepping down as CEO and continuing to serve the company as Chairman of the Board, Mr. Weldon’s salary rate was reduced by 49%.

The Committee also determined Mr. Weldon’s annual performance bonus on a pro rata basis. As shown in the table below, for the portion of the year before April 26, 2012, it was based on his salary rate and target bonus as a percent of salary for his role as Chairman/CEO and, for the latter portion of the year when he served as Chairman of the Board, it was based on his lower salary rate and the Committee’s discretion.

The Committee reduced all of the named executive officers’ planned bonuses, including Mr. Weldon’s, by 10% to hold them accountable for the company’s 2012 performance. The annual bonus paid to Mr. Weldon for 2012 performance was 39% less than the prior year’s bonus. Due to his planned retirement, the Board did not award him a salary increase or long-term incentives. Please see “2013 Award Values for Individual Pay Components” on page 40 for details on the awards and total direct compensation.

	Estimated Base Salary	Target Bonus	Planned Bonus ($)		Bonus Reduction	Final Bonus
Position	Earned(1) ($)	(%)	(% of Salary)	($)	(%)	($)
Chairman/CEO	$622,200	160%	160%	$995,500	-10%	$895,950
Chairman	684,600	Discretionary	160	1,095,400	-10	985,860
Total						$1,881,810

(1)

The estimated salary earned used to determine the bonus was based on the salary rate in effect for each portion of the year. It differs from the total salary paid amount shown in the Summary Compensation Table on page 52 due to pay periods straddling different fiscal years.

The company has not, and will not, enter into any retirement, “golden handcuffs” or “golden parachute” agreement with Mr. Weldon when he retires from the company on March 29, 2013. As has been customary for retiring CEOs and other executive officers of the company, Mr. Weldon will continue to have access to standard office resources, including basic office space, telephone, fax, e-mail and administrative support, at company headquarters after his retirement date. No other benefit or perquisite will be granted to Mr. Weldon upon his retirement.

 2013 COMPENSATION VALUES FOR 2012 PERFORMANCE

How Compensation Decisions are Reported

Each year, based on the performance assessments of the named executive officers, the Committee determines the salary rate for the upcoming year, the annual performance bonus earned for the prior year’s performance, and long-term incentive awards that are granted in the first quarter of the year for each named executive officer. Decisions regarding these elements are discussed above and the amounts for 2012 are summarized in the 2013

Johnson & Johnson 2013 Proxy Statement  •  39

Award Values for Individual Pay Components table and 2013 Salary Increases table below. The Committee believes that these tables best summarize the actions taken on the named executive officers’ compensation for the 2012 performance year. By contrast, most of the amounts required by the rules of the SEC to be reported in the table captioned “Summary Compensation Table” on page 52 are the result of compensation decisions from prior years, earnings from prior long-term incentive awards, or participation in long-standing programs.

2013 Award Values for Individual Pay Components

The following table shows the annual performance bonus and long-term incentive grants approved in January 2013 for performance in 2012 for each named executive officer.

		Cash Compensation		Long-Term Incentive Compensation
Name	Approval/ Award Date	Salary ($)(2)	Annual Performance Bonus ($)(3)	PSUs Granted (#)(4)	PSUs Granted ($)	Options Granted (#)(5)	Options Granted ($)	RSUs Granted (#)(6)	RSUs Granted ($)	Total Direct Compen- sation ($)
A. Gorsky	1/16/2013	$1,087,188	$1,494,630	67,933	$4,450,019	547,692	$2,669,999	27,173	$1,779,995	$11,481,831
D. Caruso	1/16/2013	796,385	900,000	29,005	1,900,002	233,846	1,139,999	11,602	760,001	5,496,387
P. Stoffels	1/16/2013	825,385	999,000	28,242	1,850,020	227,692	1,109,999	11,297	740,021	5,524,425
S. Peterson(1)	1/16/2013	46,154	0	7,633	500,007	61,538	299,998	3,053	199,990	1,046,149
P. Fasolo	1/16/2013	534,769	607,500	18,777	1,230,006	151,385	738,002	7,511	492,016	3,602,293
W. Weldon	1/16/2013	1,320,578	1,881,810	0	0	0	0	0	0	3,202,388

(1)	Ms. Peterson joined our company on December 1, 2012.

(2)	The amounts reported represent base salaries paid to each of the named executive officers for the 2012 fiscal year.

(3)	The annual performance bonuses paid to named executive officers in 2013 were paid in cash.

(4)

The estimated grant date fair value used to determine the number of PSUs granted was $65.506. The estimated grant date fair value per PSU was assumed to be equal to the estimated grant date fair value per RSU for the purpose of determining the number of PSUs.

(5)

The grant date fair value used to determine the number of options granted was $4.875. The option exercise price was $72.54. The Black-Scholes option valuation model was used to calculate the grant date fair value with the following assumptions: volatility of 14.04% based on a blended rate of four-year daily historical average volatility rate and a five-week average implied volatility rate based on at-the-money traded Johnson & Johnson stock options with a life of two years; dividend yield of 3.40%; risk-free interest rate of 1.01% based on a U.S. Treasury rate of six years; and a six-year option life.

(6)

The grant date fair value used to determine the number of RSUs granted was $65.506. The grant date fair value for the RSU awards as calculated under U.S. GAAP was based on the average of the high and low prices of our Common Stock on the NYSE on the grant date ($72.54) and discounted by an expected dividend yield of 3.40% due to the lack of dividends paid on the RSUs prior to vesting.

2013 Salary Increases

The following table shows the increase in the annual base salary rate approved on January 16, 2013 for each named executive officer. The annual base salary rates are all effective as of February 18, 2013. The 2012 salary increase (merit) budget in the U.S. was 2.9% and the range based on individual performance was 0% to 5.8%.

Name	2012 Annual Base Salary Rate ($)	Salary Increase (%)	2013 Annual Base Salary Rate ($)
A. Gorsky(1)	$1,200,000	25.0%	$1,500,000
D. Caruso(2)	800,000	6.3	850,000
P. Stoffels	925,000	3.6	958,000
S. Peterson(3)	800,000	0.0	800,000
P. Fasolo(4)	540,000	4.6	565,000
W. Weldon	1,000,000	0.0	1,000,000

(1)	Mr. Gorsky’s increase in salary reflects a combined promotional increase and market adjustment.

(2)	Mr. Caruso’s increase in salary reflects a combined merit increase (2.9%) and market adjustment (3.4%).

(3)	Ms. Peterson joined our company on December 1, 2012.

(4)	Dr. Fasolo’s increase in salary reflects a combined merit increase (3.6%) and market adjustment (1.0%).

40  •  Johnson & Johnson 2013 Proxy Statement

Executive Compensation Philosophy

 GUIDING PRINCIPLES

We design our executive compensation programs to achieve our goals of attracting, developing and retaining global business leaders who can drive financial and strategic growth objectives and build long-term shareholder value. We use the following guiding principles to design our compensation programs:

•

Competitiveness: We compare our practices against appropriate peer companies so we can continue to attract, retain and motivate high-performing executives in an environment where companies are increasingly competing for high-caliber talent.

•

Pay for Performance: Base salary increases, annual bonuses and grants of long-term incentives are tied to performance, including the performance of the individual named executive officer and his or her specific business unit or function as well as the overall performance of our company.

•

Accountability for Short- and Long-Term Performance: We structure performance-based compensation to reward an appropriate balance of short- and long-term financial and strategic business results, with an emphasis on managing the business for long-term results.

•	Alignment to Shareholders’ Interests: We structure performance-based compensation to align the interests of our named executive officers with the long-term interests of our shareholders.

 IMPORTANCE OF CREDO VALUES IN ASSESSING PERFORMANCE

For 70 years, the Johnson & Johnson Credo has guided us in fulfilling our responsibilities to our customers, employees, communities, and shareholders. In assessing our named executive officers’ contributions to Johnson & Johnson’s performance, the Committee not only looks to results-oriented measures of performance, but also considers how those results were achieved – whether the decisions and actions leading to the results were consistent with the values embodied in Our Credo – and the long-term impact of a named executive officer’s decisions. Credo-based behavior is not something that can be precisely measured; thus, there is no formula for how Credo-based behavior can, or will, impact an executive’s compensation. The Committee and the Chairman/CEO use their judgment and experience to evaluate whether an executive’s actions were aligned with Our Credo values.

Components of Executive Compensation

 BASE SALARY

We provide competitive base salaries to our named executive officers in recognition of their job responsibilities. In addition to competitive data, we consider individual work experience, leadership, time in position, knowledge, and internal parity among those performing like jobs when setting salary levels. Annual salary increases are predominantly driven by individual performance in the prior performance year and market adjustments based on the relative position of the individual’s salary to market data.

 ANNUAL PERFORMANCE BONUS

We establish competitive annual performance bonus opportunities as a percent of salary for our named executive officers that:

•	motivate attainment of short-term goals;

•	link annual cash compensation to achievement of the annual priorities and key objectives of the business, which includes business unit/function and overall company performance; and

•	reward individual performance and contribution.

Johnson & Johnson 2013 Proxy Statement  •  41

Our named executive officers participate in the Executive Incentive Plan (“EIP”). Under the EIP, payments of annual performance bonuses to named executive officers are prohibited unless Consolidated Earnings, as shown on the audited consolidated statement of income of our company, are positive. Individual bonuses cannot exceed 0.08% of Consolidated Net Earnings for the Chairman/CEO and any Vice Chairman and 0.04% of Consolidated Net Earnings for the other named executive officers. It is important to note that, while the EIP is designed so that the annual performance bonuses for our named executive officers are fully tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, the bonus amounts actually paid to them are based on consideration of both company and individual performance as discussed on pages 33 to 34 and 36 to 39.

 LONG-TERM INCENTIVES

We establish competitive long-term incentive opportunities as a percent of salary for our named executive officers that:

•	motivate achievement of long-term operational goals and increased total shareholder return;

•	align the interests of participants with shareholders;

•	vary in the size of award, based primarily on individual performance; and

•	vary in the ultimate actual value of the awards based on: (1) the degree to which long-term operational goals are attained and (2) the company’s actual total shareholder return.

We provide long-term incentives to our named executive officers using three types of equity awards to provide an appropriate balance of incentives tied to internal measures of performance (sales and earnings per share) and external measures of success (share price appreciation and equity value). The forms of equity awards and their weightings for our named executive officers are as follows:

LONG-TERM INCENTIVE MIX FOR EXECUTIVES Restricted Share Units Stock Options Performance Share Units 20% 30% 50

We granted our named executive officers the following long-term incentives for their 2012 performance:

•

Performance Share Units, which are paid in shares of our Common Stock after the end of a three-year performance period. Performance share units receive no dividend equivalents and are earned based on performance against the following metrics:

•	Sales: 1-year Operational Sales for each year of the performance period

•	Earnings Per Share: 3-year Cumulative Adjusted Operational EPS

•	Relative Total Shareholder Return: 3-year Compound Annual Growth Rate versus the Competitive Composite Peer Group

•

Stock Options, with an exercise price equal to the fair market value of our Common Stock on the grant date and which vest 100% on the third anniversary of the grant date and expire 10 years from the grant date.

•	Restricted Share Units, which receive no dividend equivalents and are paid in shares of Common Stock on the third anniversary of the grant date.

42  •  Johnson & Johnson 2013 Proxy Statement

2012 Operational Sales Performance versus PSU Goals

In 2012, we completed the first year of the PSU performance period for our 2012-2014 awards. One-third (1/3) of our PSUs are based on performance against 1-year operational sales goals for each year of the performance period. One-ninth (1/9) of the 2012-2014 PSUs are based on performance versus the 2012 operational sales goals since sales has an overall weighting of one-third (1/3) and each 1-year operational sales goal represents one-third (1/3) of the performance period.

Based on 2012 performance, 86.0% of the one-ninth (1/9) of the 2012-2014 PSUs that are tied to the operational sales results were achieved as follows:

Fiscal Year 2012 Operational Sales Goals
Level	Operational Sales ($ Millions)	PSUs Earned(1) (% of target)
Maximum	$71,336	200%
Target	67,939	100
Threshold	64,542	50
<Threshold	<64,542	0
2012 Result(2)	$66,988	86.0%

(1)         If performance falls between threshold and target or between target and maximum, the vesting percentage is determined by the Committee based on straight-line interpolation; provided, however, that no payout will be made with respect to a performance objective if the threshold level of performance is not attained for the objective.

(2) Operational sales is a non-GAAP financial measure. The following is a reconciliation of operational sales to sales (the most directly comparable GAAP measure):

($ millions)
2012 Sales	$67,224
Currency translation	1,783
Net Synthes Impact	(2,019)
Total 2012 Operational Sales	$66,988

  EXECUTIVE PERQUISITES & OTHER BENEFITS

Our named executive officers received the same employee benefits provided to all other non-union U.S. employees, with the exception of the Executive Life Insurance Program, which is provided to approximately 400 employees. The Executive Life Insurance premiums paid for named executive officers are disclosed in the Summary Compensation Table under “All Other Compensation (Column I)” on page 52 of this Proxy Statement.

In addition to the benefits offered to all employees, our named executive officers were provided benefits intended for business purposes. In some cases, these benefits may be used for personal use, which would then be considered part of a named executive officer’s total compensation and would be treated as taxable income under the applicable tax laws. In 2012, this included: access to the company aircraft for personal travel, access to company cars and drivers for commutation and other personal transportation, and reimbursement of home security system monitoring fees.

Setting Compensation & Performance Targets

 USE OF PEER GROUPS FOR PAY AND PERFORMANCE

The Committee uses two peer groups for executive compensation. The Executive Peer Group is used to assess the competitiveness of the compensation of our named executive officers, and the Competitor Composite Peer Group is used to evaluate the relative performance of our company. As described below, the two peer groups vary because executive compensation levels and practices are influenced by business complexity and company size, and most of our business competitors are much smaller than Johnson & Johnson as a whole, or even as compared to each of our three individual business segments.

Johnson & Johnson 2013 Proxy Statement  •  43

 EXECUTIVE PEER GROUP

The Committee considers relevant market pay practices when setting executive compensation to increase our ability to recruit and retain high performing talent. In assessing market competitiveness, the compensation of our named executive officers is reviewed against executive compensation at a designated set of companies (the “Executive Peer Group”). The Executive Peer Group, which is reviewed by the Committee on an annual basis, consists of companies that generally:

•

are similar to Johnson & Johnson in terms of certain factors, including one or more of the following: size (i.e., revenue, net income, market capitalization), industry, gross margin, global presence and research and development investment;

•	have named executive officer positions that are comparable to ours in terms of breadth, complexity and scope of responsibilities; and

•	compete with us for executive talent.

The Executive Peer Group does not include companies headquartered outside the United States (because comparable compensation data for the named executive officers is not available) or companies in industries whose compensation programs are not comparable to our programs, such as the financial services or oil and gas industries.

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44  •  Johnson & Johnson 2013 Proxy Statement

The following table lists the companies in the 2012 Executive Peer Group and their business characteristics, along with Johnson & Johnson’s rankings among these companies, based on financial data reported by each company for the most recent four fiscal quarters. Market capitalization is calculated as of December 28, 2012.

Executive Peer Group

Company (Ticker Symbol)	Revenue ($in millions)	Net Income ($in millions)	Market Cap ($in billions)	Common Industry(1)	Gross Margin (>40%)	Global Presence (International > 33% of Sales)	Business Complexity(2)	Innovation Emphasis (R&D> or = 5% of Sales)
3M Company (MMM)	$29,904	$4,444	$64	✓	✓	✓	✓	✓
Abbott Laboratories (ABT)	39,874	5,963	54	✓	✓	✓	✓	✓
The Boeing Company (BA)	81,698	3,900	57			✓	✓
Bristol-Myers Squibb Company (BMY)	17,621	1,960	54	✓	✓	✓	✓	✓
Cisco Systems, Inc. (CSCO)	47,252	9,317	104		✓	✓	✓	✓
The Coca-Cola Company (KO)	48,017	9,019	163	✓	✓	✓
Eli Lilly and Company (LLY)	22,603	4,089	57	✓	✓	✓	✓	✓
General Electric Company (GE)	147,359	13,641	220	✓	✓	✓	✓
Hewlett-Packard Company (HPQ)	118,680	(12,886)	28	✓		✓	✓
Honeywell International Inc. (HON)	37,665	2,926	50			✓	✓
Intel Corporation (INTC)	53,341	11,005	103		✓	✓	✓	✓
International Business Machines Corporation (IBM)	104,507	16,604	216		✓	✓	✓	✓
Merck & Co., Inc. (MRK)	47,267	6,661	124	✓	✓	✓	✓	✓
PepsiCo, Inc. (PEP)	65,492	6,178	106	✓	✓	✓
Pfizer Inc. (PFE)	58,986	14,570	185	✓	✓	✓	✓	✓
The Procter & Gamble Company (PG)	83,320	12,913	185	✓	✓	✓	✓
United Technologies Corporation (UTX)	57,708	5,130	75			✓	✓
Johnson & Johnson (JNJ)	$67,224	$10,853	$194	✓	✓	✓	✓	✓
Johnson & Johnson’s Ranking	6th	6th	3rd
Johnson & Johnson’s Percentile Rank	71st	71st	88th

(1)	Common Industry means that the company is in an industry similar to one of the company’s business segments: pharmaceutical, medical devices and diagnostics, and consumer packaged goods.

(2)	Business Complexity means the company is a complex organization with multiple product lines.

Johnson & Johnson 2013 Proxy Statement  •  45

 COMPETITOR COMPOSITE PEER GROUP

The Committee compares overall company performance to the performance of its Competitor Composite Peer Group companies. The Competitor Composite Peer Group is a portfolio of companies that compete with one, or more, of our three business segments. The portfolio of companies is evaluated on an ongoing basis and is updated as necessary. These companies are selected based on the following criteria and financial metrics:

•	Product Relevance (i.e., must be a direct competitor to one of our business segments)

•	Financial Comparison:

– Sales growth
– Net income growth and Net income margin
– Earnings per share growth
– Total shareholder return

•	Global Presence

For 2012, our Competitor Composite Peer Group consisted of the following companies broken down by business segment:

COMPETITOR COMPOSITE PEER GROUP
Pharmaceutical	Medical Devices and Diagnostics	Consumer
Abbott Laboratories(1) Amgen Inc. AstraZeneca PLC Bristol-Myers Squibb Company Eli Lilly and Company GlaxoSmithKline plc Merck & Co., Inc. Novartis AG Pfizer Inc. Roche Holding AG Sanofi SA

Abbott Laboratories (Vascular & Diagnostics)(1)

Allergan, Inc. (Obesity and Aesthetics)

Bayer AG (Diagnostics)

Boston Scientific Corporation

C. R. Bard, Inc.

Covidien plc

Edwards Lifesciences Corporation

Medtronic, Inc.

The Cooper Companies, Inc. (CooperVision)

Roche Holding AG (Diagnostics)

Smith & Nephew plc

St. Jude Medical, Inc.

Stryker Corporation

Zimmer Holdings, Inc.

Beiersdorf AG

Colgate-Palmolive Company

GlaxoSmithKline plc
(Consumer Healthcare)

Kimberly-Clark Corporation

L’Oréal

Novartis AG (Consumer Healthcare)

The Procter & Gamble Company

Merck & Co., Inc. (Consumer Care)

Pfizer Inc.
(Consumer Healthcare)

(1)

For 2013, due to Abbott Laboratories’ separation of its research-based pharmaceutical business, AbbVie Inc., Abbott Laboratories will be replaced in the pharmaceutical group of the competitor composite with AbbVie Inc. Abbott Laboratories (Vascular & Diagnostics) will remain in the Medical Devices and Diagnostics group.

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 SETTING COMPENSATION TARGETS

Compensation Target Setting Process and Pay Position

Before each fiscal year begins, compensation targets are set to ensure that we can compete for talent in the competitive marketplace and to maintain compensation equity and balance among positions with like responsibilities. An annual review of publicly available information and executive compensation surveys is conducted to determine current Executive Peer Group pay levels.

In 2012, the Committee decided to no longer target total compensation for the named executive officers between the 50th and 75th percentile of our Executive Peer Group. The Committee decided to continue to review market data to understand how our target pay levels compare to benchmark positions, but to no longer target total compensation to a specific percentile of the Executive Peer Group. In deciding on compensation for individual named executive officers, the Committee will consider the individual’s performance and alignment with our Credo values, our internal bonus and long-term incentives as a percent of salary, the individual’s roles and responsibilities, and his or her experience in role.

2012 Pay Mix at Target

The pay mix at target for our named executive officers is a result of the compensation targets which emphasize long-term compensation versus short-term compensation. Actual salary levels, annual performance bonus awards and long-term incentive awards will vary based on an individual’s experience, responsibilities, performance, and business unit/function results.

The pay mix at target for Mr. Gorsky, our Chairman/CEO, and the other named executive officers for 2012 is displayed below.

CEO PAY MIX AT TARGET Base Salary 10% Annual Performance Bonus 16% Long-Term Incentives 74%	OTHER NAMED EXECUTIVE OFFICERS PAY MIX AT TARGET Base Salary 16% Annual Performance Bonus 18% Long-Term Incentives 66%

Compensation Decision Process

 TIMING

Compensation for the named executive officers is reviewed and approved by the Committee (and, for the Chairman/CEO, the independent members of the Board) during the first quarter of each year based on performance during the prior year. 2012 compensation includes base salary earned during the fiscal year, the annual performance bonus earned for 2012 performance and paid in January 2013, and the long-term incentive grants made in January 2013 based on 2012 individual performance.

Johnson & Johnson 2013 Proxy Statement  •  47

 2012 COMPENSATION DECISIONS FOR 2011 PERFORMANCE

Some of the compensation figures included in the tables in the “Executive Compensation” section of this Proxy Statement were paid (or granted) to the named executive officers in 2012 for performance in 2011. The decisions regarding these awards and payments were discussed in detail in our 2012 Proxy Statement dated March 14, 2012. For a full understanding of these decisions, please refer to the section of our 2012 Proxy Statement entitled “Compensation Discussion and Analysis—2012 Compensation for 2011 Performance.”

  INDIVIDUAL PERFORMANCE ASSESSMENT

Each of the named executive officers is evaluated against a set of financial and strategic goals. The Committee approves the Chairman/CEO’s annual financial and strategic goals, and the Chairman/CEO approves each of the other named executive officers’ goals, during the first quarter of each year. At the end of the performance period, the named executive officers are assessed against these goals and how they accomplished them.

The individual performance evaluations are based on overall business performance as well as the performance of the business segment or function that they lead. In addition, we consider whether the executive achieves business results in a manner that is consistent with the values embodied in Our Credo. The independent members of the Board of Directors evaluate the performance of the Chairman/CEO. The Committee receives an assessment from the Chairman/CEO for each of the other named executive officers and reviews these assessments, relying on its own judgment and knowledge of our company to evaluate performance for each of the named executive officers.

The individual performance assessments are used by the Committee to determine compensation actions for each of the named executive officers. The Committee reviews individual performance and considers the recommendations provided by the Chairman/CEO to assist it in determining appropriate salary increases, bonuses, and long-term incentives for named executive officers other than the Chairman/CEO.

The Committee determines base salary increases, annual performance bonuses and long-term incentive awards based on total direct compensation targets, as well as on a component-by-component basis. The position of salary relative to market data is also taken into account. The performance of each named executive officer is evaluated, and the ultimate compensation decisions are determined, based on the judgment and experience of the independent members of the Board (in the case of the Chairman/CEO) and the Committee (in the case of the other named executive officers). While performance against goals is the most significant factor, the achievement of particular goals does not determine compensation award levels in a formulaic manner. An executive’s previous long-term incentive awards and total equity ownership are not considered when making annual long-term incentive awards.

 RANGE OF AWARDS

An individual employee has the opportunity to earn from 0% to 200% of the applicable target for: (1) salary increases; (2) annual performance bonuses; and (3) long-term incentives based on his or her individual performance. This broad range allows for meaningful differentiation based on performance.

Governance of Executive Compensation

The Committee is responsible for the executive compensation program design and decision-making process. The Committee solicits input from the independent members of the Board of Directors, the Chairman/CEO and other members of management, and its independent compensation consultant to assist it with its responsibilities. The following summarizes the roles of each of the key participants in the executive compensation decision-making process.

 COMPENSATION & BENEFITS COMMITTEE

•	Acts on behalf of the Board by setting the principles that guide the design of our compensation and benefits programs

48  •  Johnson & Johnson 2013 Proxy Statement

•	Sets the executive compensation philosophy and composition of the Executive Peer Group

•	Approves the setting of competitive compensation target levels

•	Sets compensation programs and principles that are designed to link executive pay with company and individual performance

•	Recommends to the Board the Chairman/CEO’s compensation

•	Reviews and approves compensation decisions recommended by the Chairman/CEO for each of the other named executive officers

•	Reviews the eligibility criteria and award guidelines for the corporate-wide compensation and benefits programs in which the named executive officers participate

 INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS

•	Participate in the performance assessment process for the Chairman/CEO

•	Approve the Chairman/CEO’s compensation

 CHAIRMAN/CEO

•	Reviews and presents to the Committee the performance assessments and compensation recommendations for each of the other named executive officers

 INDEPENDENT COMPENSATION CONSULTANT

The Committee has retained an independent compensation consultant from Frederic W. Cook & Co., Inc. (“FWC”) to advise it on executive compensation matters. The independent compensation consultant reports directly to the Committee and the Committee has sole authority to negotiate the terms of service, including all fees paid to FWC. FWC does not, and will not, perform any other service for the company. After considering all of the factors required by the NYSE rules, the Committee is satisfied with FWC’s independence. In 2012, the independent compensation consultant:

•	Attended all Committee meetings, at the request of the Committee

•	Advised the Committee on market trends, regulatory issues and developments and how they may impact our executive compensation programs

•	Reviewed the compensation strategy and executive compensation programs for alignment with our strategic business objectives

•	Advised on the design of executive compensation programs to ensure the linkage between pay and performance

•	Provided market data analyses to the Committee

•	Advised the Committee on setting the Chairman/CEO’s pay

•	Reviewed the annual compensation of the other named executive officers as recommended by the Chairman/CEO

Additional Information Concerning Executive Compensation

 USE OF TALLY SHEETS

The Committee reviews compensation tally sheets, prepared by management and reviewed by the Committee’s independent compensation consultant, which present comprehensive data on the total compensation and benefits package for each of our named executive officers. These tally sheets include all obligations for compensation, as well as analyses for hypothetical terminations and retirements to consider the company’s obligations under such

Johnson & Johnson 2013 Proxy Statement  •  49

circumstances. The Committee does not use the tally sheets to determine the various elements of compensation or the actual amounts of compensation to be approved, but instead uses the tally sheets to evaluate the company’s obligations under the plans.

 LIMITED EMPLOYMENT ARRANGEMENTS AND AGREEMENTS

Except for Ms. Peterson, none of the named executive officers are covered by any special arrangements or agreements regarding benefits or payments upon termination. Our named executive officers are covered by our broad-based, non-discriminatory separation program which provides benefits to certain full-time U.S. employees who are involuntarily terminated, based on level. This coverage provides for two weeks pay for each year of service, with a minimum of twelve weeks pay. Pursuant to Ms. Peterson’s employment agreement, if within 36 months from her start date, Ms. Peterson is terminated for any reason other than cause or resigns for good reason as defined in her agreement, Ms. Peterson is entitled to receive a lump sum cash payment equal to 52 weeks of base salary. After 36 months of employment, Ms. Peterson will be covered under the same severance program as the other named executive officers.

Pursuant to his offer letter, Dr. Stoffels receives an annual stipend of $320,000 to assist him in the payment of foreign taxes. While serving as a member of the Executive Committee, Dr. Stoffels is considered a U.S. employee even though he is a non-resident of the United States. As a result, Dr. Stoffels is subject to both U.S. taxation and foreign taxation. Dr. Stoffels will not receive any other tax equalization benefit. The stipend is reviewed annually by the Committee and can be terminated at any time.

We do not have employment arrangements or agreements with any of our named executive officers, except for Ms. Peterson and Dr. Stoffels as described above.

 NO CHANGE-IN-CONTROL ARRANGEMENTS AND AGREEMENTS

We do not have any change-in-control agreements or arrangements in place for any of our named executive officers. In addition, there are no change-in-control provisions in any of our compensation plans or instruments.

 NO OPTION REPRICING

We have not re-priced or re-issued stock options when the stock price has declined to a level below the grant price. Furthermore, the 2012 Long-Term Incentive Plan and 2005 Long-Term Incentive Plan prohibit repricing options without shareholder approval.

 NO LONG-TERM INCENTIVE BACKDATING

Long-term incentive awards are granted on a fixed schedule. Annual awards are granted in the first quarter on the date that the Committee meets to approve all components of year-end compensation.

 NO HEDGING OF COMPANY STOCK

The named executive officers are prohibited from hedging their company stock.

 STOCK OWNERSHIP GUIDELINES FOR NAMED EXECUTIVE OFFICERS

The company’s stock ownership guidelines for named executive officers are intended to further align their interests with the interests of our shareholders. Under these guidelines, our named executive officers must comply with the following requirements:

Name	Stock Ownership Guideline as a Multiple of Base Salary	2012 Compliance with Stock Ownership Guidelines?
A. Gorsky(1)	6x	Yes
D. J. Caruso	3x	Yes
P. Fasolo	3x	Yes

50  •  Johnson & Johnson 2013 Proxy Statement

Name	Stock Ownership Guideline as a Multiple of Base Salary	2012 Compliance with Stock Ownership Guidelines?
S. Peterson	3x	Yes
P. Stoffels	3x	Yes
W. Weldon(2)	5x	Yes

(1)	The stock ownership guidelines were revised in 2013 to increase the amount of shares our CEO must hold to 6 times his base salary.

(2)

Mr. Weldon was subject to stock ownership guidelines while serving as CEO. Mr. Weldon is no longer subject to stock ownership guidelines as he is no longer an executive officer of the company. He will retire from the company on March 29, 2013.

Stock ownership for the purpose of these guidelines does not include shares underlying vested or unvested stock options, unvested RSUs or unvested PSUs. Individuals subject to these guidelines are required to achieve the relevant ownership threshold within five years after first becoming subject to the guidelines. Mr. Gorsky, Dr. Fasolo, Ms. Peterson and Dr. Stoffels have not yet met their respective ownership threshold and thus cannot sell net shares on the open market until such ownership level has been met. The Nominating & Corporate Governance Committee of the Board monitors compliance with these guidelines on an annual basis. Company policy prohibits named executive officers from transacting in derivative instruments linked to the performance of the company’s securities.

 EXECUTIVE COMPENSATION RECOUPMENT POLICY

Under our compensation recoupment policy, in the event of a material restatement of the company’s financial results, the Board is authorized to take such actions it deems necessary and appropriate, including the recoupment of all or part of any bonus or other compensation paid to an executive officer. The Board will consider whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that in fact were not achieved based on the restatement. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such actions or omissions constituted misconduct.

In 2013, after proactive and constructive engagement by management with a group of key institutional investors and a review of the practices of peer companies in the pharmaceutical industry, the Committee endorsed a set of principal elements of a leading practices recoupment policy to apply in the event of misconduct resulting in a material violation of a company policy relating to manufacturing, sales or marketing or products that causes significant harm to the company. The Committee will adopt, and management will implement, a policy consistent with these principal elements.

 TAX IMPACT ON COMPENSATION

The Committee believes that preserving tax deductibility is an important, but not the sole, objective when designing executive compensation programs. In certain circumstances, the company may authorize compensation arrangements that are not fully tax deductible, but which promote other important objectives, such as attracting and retaining global business leaders who can drive financial and strategic growth objectives that maximize long-term shareholder value.

The Committee has reviewed our compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993 (the “Act”) and the final regulations interpreting the Act that have been adopted by the U.S. Internal Revenue Service and the U.S. Department of the Treasury. Based on this review, the Committee believes that a significant portion of the compensation paid to our named executive officers qualifies as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and is, therefore, fully deductible for federal income tax purposes. The portions of compensation paid in 2012 that are not tax deductible include: (1) vesting of restricted share units as they are not deemed to be performance-based awards, (2) salary amounts in excess of $1 million paid to Mr. Gorsky and Mr. Weldon, (3) dividend equivalents paid on previously awarded CLCs and CLPs that were granted after 1992, and (4) certain perquisites and other benefits paid to certain named executive officers (see Summary Compensation Table on page 52).

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Executive Compensation

Summary Compensation Table

The following table provides information concerning the compensation of our Chief Executive Officer, our former Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for fiscal 2012 and, for those executive officers who were named in the 2012 and 2011 Proxy Statements, for fiscal 2011 and 2010. For a complete understanding of the table, please read the narrative disclosures that follow the table.

A	B	C	D	E	F	G	H	I	J
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alex Gorsky(1)	2012	$1,087,188	$0	$2,790,229	$1,482,631	$3,407,287	$2,050,000	$159,774	$10,977,109
Chairman/CEO	2011	847,692	0	673,222	1,081,161	2,836,003	1,316,000	82,782	6,836,860
Dominic Caruso	2012	796,385	0	2,089,563	1,110,303	3,014,577	915,000	84,009	8,009,837
VP, Finance; CFO	2011	773,023	0	676,740	1,086,780	2,971,065	885,000	49,694	6,442,302
	2010	749,854	0	566,102	961,873	2,550,400	732,237	71,819	5,632,285
Paulus Stoffels(2)	2012	825,385	0	1,926,252	1,023,570	2,305,251	1,095,000	161,466	7,336,924
Chief Scientific Officer; Worldwide Chair, Pharmaceuticals
Sandra Peterson(3)	2012	46,154	300,000	4,300,017	0	0	0	52,679	4,698,850
Group Worldwide Chair
Peter Fasolo	2012	534,769	0	1,387,098	737,042	715,209	214,000	33,163	3,621,281
VP, Global Human Resources
William Weldon(4)	2012	1,320,578	0	7,565,328	4,019,999	13,447,666	3,250,000	234,688	29,838,259
Former Chairman/CEO	2011	1,907,215	0	2,608,694	4,189,483	14,336,394	3,435,000	321,153	26,797,939
	2010	1,851,154	0	2,773,851	4,713,177	12,043,200	7,084,673	254,436	28,720,491

(1)	Mr. Gorsky became our Chief Executive Officer on April 26, 2012 and our Chairman of the Board on December 28, 2012.

(2)	Dr. Stoffels became our Chief Scientific Officer and a member of the Executive Committee on October 1, 2012.

(3)	Ms. Peterson joined our company on December 1, 2012 as Group Worldwide Chair and a member of the Executive Committee.

(4)	Mr. Weldon served as our Chief Executive Officer until April 26, 2012 and our Chairman of the Board until December 28, 2012.

Salary (Column C)

The amounts reported in column C represent base salaries paid to each of the named executive officers for the listed fiscal year.

Bonus (Column D)

The amount reported in column D represents a cash sign-on bonus. As discussed on page 38, the sign-on bonus is part of the sign-on compensation intended to make Ms. Peterson whole for the amounts she forfeited from her prior employer due to joining the company.

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Stock and Option Awards (Columns E and F)

The amounts reported in column E represent the aggregate grant date fair value of Performance Share Units (“PSU”) and Restricted Share Unit (“RSU”) awards. The amounts reported in column F represent the aggregate grant date fair value of stock option awards. The grant date fair values have been determined based on the assumptions detailed on pages 57 to 59 under the Grants of Plan-Based Awards table, in accordance with U.S. GAAP in the listed fiscal year. The number and value of the PSUs assuming achievement at (i) threshold performance, (ii) target performance and (iii) maximum performance at 200% is set forth below:

Performance Share Units
	Units			Grant Date Fair Value
Name	Threshold (#)	Target (#)	Maximum (#)	Threshold ($)	Target ($)	Maximum ($)
A. Gorsky	0	32,754	65,508	$0	$1,801,798	$3,603,595
D. Caruso	0	24,529	49,058	0	1,349,340	2,698,681
P. Stoffels	0	22,612	45,224	0	1,243,886	2,487,772
S. Peterson	0	0	0	0	0	0
P. Fasolo	0	16,283	32,566	0	895,728	1,791,456
W. Weldon	0	88,808	177,616	0	4,885,328	9,770,656

Non-Equity Incentive Plan Compensation (Column G)

The amounts reported in column G represent the aggregate dollar value for each of the named executive officers of the annual performance bonus for the listed fiscal year, Certificates of Long-Term Compensation (“CLCs”) and Certificates of Long-Term Performance (“CLPs”) that vested in the listed fiscal year, and dividend equivalents received during the fiscal year. The specific amounts included in column G are shown below.

Non-Equity Incentive Plan Compensation
Name	Fiscal Year	Annual Performance Bonus ($)	Value of CLC Units that Vested in Fiscal Year ($)	Value of CLP Units that Vested in Fiscal Year ($)	Value of CLC Dividend Equivalents Earned During the Fiscal Year ($)	Value of CLP Dividend Equivalents Earned During the Fiscal Year ($)	Total ($)
A. Gorsky	2012	$1,494,630	$891,840	$695,502	$288,000	$37,315	$3,407,287
	2011	1,275,000	915,360	363,327	270,000	12,316	2,836,003
D. Caruso	2012	900,000	743,200	752,878	576,000	42,499	3,014,577
	2011	970,625	991,640	453,430	540,000	15,370	2,971,065
	2010	900,000	1,144,000	0	506,400	0	2,550,400
P. Stoffels	2012	999,000	445,920	452,076	384,000	24,255	2,305,251
S. Peterson	2012	0	0	0	0	0	0
P. Fasolo	2012	607,500	0	104,031	0	3,678	715,209
W. Weldon	2012	1,881,810	3,901,800	2,387,735	5,148,000	128,321	13,447,666
	2011	3,065,280	5,148,900	1,253,475	4,826,250	42,489	14,336,394
	2010	1,976,000	5,541,250	0	4,525,950	0	12,043,200

Annual performance bonuses for the listed fiscal year were approved by the Committee and paid to the named executive officers in the first fiscal quarter of the following year.

We no longer grant CLCs and CLPs to our named executive officers. In prior years, CLCs and CLPs were awarded under cash-based long-term incentive plans. Previously granted CLCs and CLPs will continue to vest and be paid out in accordance with their original terms.

The dollar value of the vested CLCs reported in this column was determined using the fiscal year-end 2011, 2010, and 2009 value of $37.16, $38.14 and $35.75 per CLC, respectively. The dollar value of the vested CLPs reported in this column was determined using the fiscal year-end 2011 and 2010 values of $4.22 and $4.26 per CLP respectively.

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CLC dividend equivalents are paid to CLC Plan participants during the fiscal year on vested and unvested CLCs in the same amount and at the same time as dividends on our common stock. The amounts of dividend equivalents on unvested CLCs received in 2012 were for Mr. Gorsky: $87,750, Mr. Caruso: $50,400, Dr. Stoffels: $26,400, and Mr. Weldon: $216,000. No dividend equivalents are paid on CLPs that have not vested.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column H)

Change in Pension Value

The changes in pension value included in the figures reported in column H represent the increase in the present value of the accrued pension benefit for each named executive officer. This increase in present value is not a current cash payment. It represents the increase in the value of the named executive officers’ pensions, which are only paid after retirement.

The accrued pension benefits for each of the named executive officers were calculated based on the final average pay and the years of service as of the listed fiscal year-end. The present value of the accrued pension benefits for each named executive officer increased over the previous year-end because:

•	An additional year of completed service was included in the calculation of benefits;

•	The average of the most recent five years of pay increased over the five-year average pay as of the previous fiscal year-end (for most of the named executive officers); and

•	The normal retirement age, the assumed commencement of benefits, is one year closer for most of the named executive officers.

The present value can also increase or decrease in value due to changes in actuarial assumptions. All of the changes listed below produced increases in the present values.

•

Between fiscal year-end 2009 and fiscal year-end 2010, the mortality table was changed to the 1994 Uninsured Pensioner Mortality Table (the “UP-1994 Table”) projected to 2011 (from the UP-1994 Table projected to 2009) and the discount rate decreased from 6.50% to 5.98%.

•	Between fiscal year-end 2010 and fiscal year-end 2011, the mortality table was changed to the RP-2000 Table projected to 2019 and the discount rate decreased from 5.98% to 5.22%.

•	Between fiscal year-end 2011 and fiscal year-end 2012, the mortality table was changed to the RP-2000 Table projected to 2020 and the discount rate decreased from 5.22% to 4.47%.

No other actuarial assumptions changed between fiscal year-end 2009 and fiscal year-end 2012.

Change In Non-Qualified Deferred Compensation Earnings

We no longer grant CLCs and CLPs to our named executive officers. Previously granted CLCs and CLPs will continue to vest and be paid out in accordance with their original terms. The CLC and CLP Plans are cash-based long-term incentive plans. The value of unit awards under both of these plans is disclosed in several tables in this Proxy Statement:

•	When units vest, their value is included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

•

The annual change in value of vested units between the time the units vest and are paid out is included in the Summary Compensation Table in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column, but only to extent that the unit values grow at a rate that exceeds a reference rate of return.

•	The total value of vested units that have not been paid out as of the fiscal year-end is included in the Non-Qualified Deferred Compensation table on page 63.

The change in the values of the CLCs and CLPs depend on our long-term operational performance. The amounts representing the above-reference-rate returns on all CLCs and CLPs vested as of the listed fiscal year-end are included in column H.

We use 120% of the December 2012 applicable federal long-term interest rate (“AFR”) as the reference rate to compare potential returns of CLCs and CLPs. 120% of the AFR for December 2012 was 2.89%. The CLC unit value increased 1.75% in 2012, from $37.16 as of fiscal year-end 2011 to $37.81 as of fiscal year-end 2012. The CLP unit value increased 1.42% in 2012, from $4.22 as of fiscal year-end 2011 to $4.28 as of fiscal year-end 2012.

54  •  Johnson & Johnson 2013 Proxy Statement

Since the changes in CLC and CLP unit values during 2012 were both below the reference rate, the above-reference rate calculations are negative. Since negative figures are not included according to the SEC’s rules, the figures for 2012 are all zeroes ($0s).

The table below shows the specific amounts of change in pension value and above-reference-rate calculation for vested CLCs and CLPs for 2010, 2011, and 2012 included in column H using 120% of the AFR as the reference rate. There were no vested CLPs in 2010.

Name	Fiscal Year	Change in Pension Value ($)	Above Reference- Rate Calculation for Vested CLCs ($)	Above Reference- Rate Calculation for Vested CLPs ($)	Total ($)
A. Gorsky	2012	$2,050,000	$0	$0	$2,050,000
	2011	1,316,000	0	0	1,316,000
D. Caruso	2012	915,000	0	0	915,000
	2011	885,000	0	0	885,000
	2010	581,000	151,237	0	732,237
P. Stoffels	2012	1,095,000	0	0	1,095,000
S. Peterson	2012	0	0	0	0
P. Fasolo	2012	214,000	0	0	214,000
W. Weldon	2012	3,250,000	0	0	3,250,000
	2011	3,435,000	0	0	3,435,000
	2010	5,498,000	1,586,673	0	7,084,673

All Other Compensation (Column I)

The amounts reported in column I represent the aggregate dollar amount for each named executive officer for perquisites and other personal benefits, tax reimbursements, company contributions to our 401(k) Savings Plan, insurance premiums, stipends, and relocation. The following table shows the specific amounts included in column I.

Name	Fiscal Year(1)	Perquisite and Other Personal Benefits(2) ($)	Tax Reimbursements(3) ($)	Registrant Contributions to Defined Contribution Plans ($)	Insurance Premiums ($)	Stipend(4) ($)	Total ($)
A. Gorsky	2012	$98,062	$6,960	$48,923	$5,829	$0	$159,774
	2011	38,969	0	38,146	5,667	0	82,782
D. Caruso	2012	41,825	0	35,837	6,347	0	84,009
	2011	8,610	162	34,786	6,136	0	49,694
	2010	26,182	0	33,743	11,894	0	71,819
P. Stoffels	2012	27,202	252	37,142	7,049	89,821	161,466
S. Peterson	2012	44,190	8,489	0	0	0	52,679
P. Fasolo	2012	0	0	24,065	9,098	0	33,163
W. Weldon	2012	168,299	5,516	59,426	1,447	0	234,688
	2011	223,113	11,272	85,825	943	0	321,153
	2010	121,122	6,320	83,302	43,692	0	254,436

(1)	Amounts for fiscal 2011 and 2010 for the named executive officers were reported in our 2012 and 2011 Proxy Statements.

(2)

Under SEC Rules, companies are required to identify by type all perquisites and other personal benefits for a named executive officer if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and other personal benefits for that individual. The perquisites and other personal benefits for 2012 include:

•	The incremental costs for the personal use of the corporate aircraft of $34,659, $41,825, $27,202 and $127,901 by Messrs. Gorsky, Caruso, Stoffels, and Weldon, respectively.

•	The value of car and driver for commutation and other personal transportation of $51,706 and $39,688 for Messrs. Gorsky and Weldon, respectively.

Johnson & Johnson 2013 Proxy Statement  •  55

•	Home security monitoring fees for Messrs. Gorsky and Weldon.

•	Relocation expenses for Ms. Peterson, including $40,095 of housing-related expenses.

Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the company. We calculate the aggregate incremental cost to the company for personal use of company aircraft as the sum of the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per mile flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate company aircraft (e.g., aircraft purchase costs, maintenance not related to personal trips, and flight crew salaries) are not included. We calculate the aggregate incremental cost to the company for company cars and drivers for commutation and other personal transportation as the sum of the cost of fuel, driver overtime fees, and other smaller variable costs. Fixed costs that would be incurred in any event to operate company cars (e.g., car purchase costs, maintenance not related to personal trips, and driver salaries) are not included. Executives are taxed on the imputed income attributable to their personal use of company aircraft and cars and do not receive tax assistance from us with respect to these amounts, except for Messrs. Gorsky and Weldon as explained in footnote (3) below.

(3)

Represents tax reimbursements for use of company aircraft or company cars by family members when accompanying a named executive officer on business travel. In addition, for Messrs. Gorsky and Weldon, amount also represents tax reimbursements for use of company car for commutation purposes and for Ms. Peterson the amount represents tax reimbursement related to her relocation. In 2013, the Committee discontinued all non-relocation related tax reimbursement for executive officers.

(4)

Represents a prorated stipend of $73,846 and a one-time payment in lieu of company matching contributions to the 401(k) Savings Plan of $15,975. Dr. Stoffels is provided with an annual cash stipend to assist him in the payment of foreign taxes. While serving as a member of the Executive Committee, Dr. Stoffels is considered a U.S. employee even though he is a non-resident of the United States. As a result, Dr. Stoffels is subject to both U.S. taxation and foreign taxation. Dr. Stoffels will not receive any other tax equalization assistance.

Total Compensation (Column J)

The amounts reported in column J are the sum of columns C through I for each of the named executive officers. All compensation amounts reported in column J include amounts paid and amounts deferred.

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56  •  Johnson & Johnson 2013 Proxy Statement

Grants of Plan-Based Awards

The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the named executive officers in fiscal 2012. For a complete understanding of the table, please read the narrative disclosures that follow the table.

A	B	C	D	E	F	G	H	I	J	K	L	M	O
	Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Annual Performance Bonus)			Estimated Future Payouts Under Equity Incentive Plan Awards (Performance Share Units)			All other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Closing Market Price on the Grant Date ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
A. Gorsky	Bonus		$0	$1,660,700	$3,321,400
	PSU	2/13/2012				0	32,754	65,508					$1,801,798
	RSU	1/17/2012							16,845				988,431
	Option	1/17/2012								231,951	$65.37	$65.12	1,482,631
D. Caruso	Bonus		0	1,000,000	2,000,000
	PSU	2/13/2012				0	24,529	49,058					1,349,340
	RSU	1/17/2012							12,615				740,223
	Option	1/17/2012								173,702	65.37	65.12	1,110,303
P. Stoffels	Bonus		0	925,000	1,850,000
	PSU	2/13/2012				0	22,612	45,224					1,243,886
	RSU	1/17/2012							11,629				682,366
	Option	1/17/2012								160,133	65.37	65.12	1,023,570
S. Peterson	RSU	12/17/2012							65,066				4,300,017
P. Fasolo	Bonus		0	540,000	1,080,000
	PSU	2/13/2012				0	16,283	32,566					895,728
	RSU	1/17/2012							8,374				491,370
	Option	1/17/2012								115,307	65.37	65.12	737,042
W. Weldon	Bonus		0	2,090,900	4,181,800
	PSU	2/13/2012				0	88,808	177,616					4,885,328
	RSU	1/17/2012							45,673				2,680,000
	Option	1/17/2012								628,911	65.37	65.12	4,019,999

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns D through F)

The amounts reported in columns D through F reflect threshold, target and maximum annual performance bonus award amounts for the 2012 performance year. Actual annual performance bonus payments, as reflected in column G of the Summary Compensation Table on page 52 of this Proxy Statement, were made in recognition of 2012 performance using the range represented in columns D through F as guidance.

Mr. Gorsky’s estimated future payouts under the annual performance bonus plan are calculated on a pro rated basis. For the portion of the year before April 26, 2012 his annual performance bonus is based on his salary rate and target bonus as a percent of salary for his role prior to becoming the CEO and, for the latter portion of the year when he served as CEO, it was based on his higher salary rate and target bonus as a percent of salary as discussed in the Compensation Discussion and Analysis on page 34.

Johnson & Johnson 2013 Proxy Statement  •  57

Mr. Weldon’s estimated future payouts under the annual performance bonus plan are calculated on a pro rated basis. For the portion of the year before April 26, 2012 his annual performance bonus is based on his salary rate and target bonus as a percent of salary for his role as Chairman/CEO and, for the latter portion of the year when he served as Chairman of the Board, it was based on his lower salary rate and the Committee’s discretion as discussed in the Compensation Discussion and Analysis on page 39.

Estimated Future Payouts Under Equity Incentive Plan Awards (Columns G through I)

The amounts reported in columns G through I reflect threshold, target and maximum performance share unit amounts that were considered granted for accounting purposes in 2012. The PSU amounts reported in columns G through I reflect the units based on the achievement of relative TSR, EPS and 2012 operational sales goals. The units based on the achievement of the 1-year operational sales goals for 2013 and 2014 are not included in the above table because they are not considered granted for accounting purposes until the sales goals are set for those fiscal years.

All Other Stock Awards (Column J)

With the exception of Ms. Peterson’s RSU grant, the amounts reported in columns J relate to the RSU grants awarded to the named executive officers in January 2012 for the 2011 performance year, as described on page 53. Ms. Peterson received a sign-on RSU grant in December 2012 as part of the sign-on compensation intended to make her whole for the amounts she forfeited from her prior employer due to joining the company.

All Other Option Awards (Columns K through M)

Under the terms of the 2012 Long-Term Incentive Plan, the stock options were granted at an exercise price equal to the fair market value (calculated as the average of the high and low stock prices on the NYSE) of our common stock on the grant date. For the grants made in January 2012, the fair market value was $0.25 higher than the closing price on the grant date.

Grant Date Fair Value of Stock and Option Awards (Column O)

The amounts reported in column O represent the grant date fair value of PSUs, RSUs, and stock option awards calculated in accordance with U.S. GAAP for the listed fiscal year.

PSUs. The grant date fair value of each PSU is calculated as a weighted average of the fair values of each component of the award that was considered granted for accounting purposes in 2012. Only one-third (1/3) of the award based on the achievement of operational sales is considered granted in 2012 for accounting purposes because the 1-year operational sales goals for 2013 and 2014 were not set on the grant date. The grant date for accounting purposes is the date the goals were approved for each performance measure. The weighted fair value of the PSUs on the date of grant is as follows:

2012 PSU Fair Value
Performance Measures	Weight	Fair Value
Sales	1/3	$58.148
EPS	1	58.148
TSR	1	50.827
Weighted Average		$55.010

58  •  Johnson & Johnson 2013 Proxy Statement

The grant date fair values for each performance measure are calculated as follows:

Sales & EPS:	The grant date fair value for the units measured against the 1-year operational sales goal tied to the 2012 fiscal year and EPS are calculated on the grant date and discounted for dividends because dividends are not paid on PSUs during the vesting period. The grant date fair value was $58.148 per PSU based on the average of the high and low prices of our common stock on the NYSE on the grant date and discounted by an expected dividend yield of 3.60%.

TSR:	The grant date fair value for the units measured against relative TSR are calculated on the grant date using a Monte Carlo valuation by an independent third party. The grant date fair value was $50.827 per PSU.

RSUs. The grant date fair value of the RSU awards is calculated on the grant date and discounted for dividends because dividends are not paid on RSUs during the vesting period. The grant date fair value per RSU based on the average of the high and low prices of our common stock on the NYSE on the grant date and discounted by an expected dividend yield of 3.60%.

2012 RSU Fair Values
Grant Date	1/17/2012	12/17/2012
Common Stock Fair Market Value(1)	$65.37	$70.99
Dividend yield	3.60%	3.60%
RSU Fair Value	$58.678	$66.087

(1)	Average of the high and low prices of the company’s Common Stock on the NYSE on the grant date.

Options. The fair value of each stock option award is calculated on the grant date using the Black-Scholes option valuation model based on the assumptions in the table below. The calculated expected life of an option is determined using historical data. Volatility represents a blended rate of a four-year daily historical average volatility rate and a five-week average implied volatility rate based on at-the-money traded Johnson & Johnson stock options with a life of two years. The risk-free rate is based on a U.S. Treasury rate of six years in effect at the time of grant.

2012 Stock Options Fair Value
Grant Date	1/17/2012
Common Stock Fair Market Value(1)	$65.37
Risk Free Rate	1.06%
Expected Volatility	18.39%
Expected Life	6 yrs
Dividend Yield	3.60%
Fair Value	$6.392

(1)	Average of the high and low prices of the company’s Common Stock on the NYSE on the grant date.

Johnson & Johnson 2013 Proxy Statement  •  59

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning the unexercised stock options outstanding and unvested RSUs and PSUs for each of the named executive officers as of fiscal year-end 2012.

A	B		C	D	E	F	G	H	I	J	K
Name	Grant Date		Vesting Date	Options				Stock Awards
				Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plans: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
				Exercisable	Unexercisable
A. Gorsky	2/8/10		2/9/13		119,770	$62.62	2/7/20	9,981	$693,480
	1/10/11		1/11/14		144,695	62.20	1/8/21	12,058	837,790
	1/17/12		1/18/15		231,951	65.37	1/14/22	16,845	1,170,391
	2/13/12	(1)	1/17/15					4,024	279,588	28,074	$1,950,582
D. Caruso	2/9/04		2/10/07	30,000		53.93	2/7/14
	2/14/05		2/15/08	30,000		66.18	2/13/15
	2/13/06		2/14/09	20,569		58.34	2/12/16
	2/12/07		2/13/10	41,146		65.62	2/10/17
	2/11/08		2/12/11	82,591		61.75	2/10/18
	2/9/09		2/10/12	110,578		58.33	2/8/19
	2/8/10		2/9/13		119,770	62.62	2/7/20	9,981	693,480
	1/10/11		1/11/14		145,447	62.20	1/8/21	12,121	842,167
	1/17/12		1/18/15		173,702	65.37	1/14/22	12,615	876,490
	2/13/12	(1)	1/17/15					3,013	209,343	21,024	1,460,748
P. Stoffels	2/14/05		2/15/08	24,000		66.18	2/13/15
	2/12/07		2/13/10	29,168		65.62	2/10/17
	2/11/08		2/12/11	19,109		61.75	2/10/18
	2/8/10		2/9/13		24,521	62.62	2/7/20	18,391	1,277,807
	1/10/11		1/11/14		24,920	62.20	1/8/21	18,690	1,298,581
	1/17/12		1/18/15		160,133	65.37	1/14/22	11,629	807,983
	2/13/12	(1)	1/17/15					2,778	193,015	19,382	1,346,661
S. Peterson	12/17/12		12/18/13					21,689	1,506,952
	12/17/12		12/18/14					21,689	1,506,952
	12/17/12		12/18/15					21,688	1,506,882
P. Fasolo	11/1/10		11/2/13		13,800	63.71	10/30/20	8,620	598,918
	1/10/11		1/11/14		31,061	62.20	1/8/21	2,588	179,814
	1/17/12		1/18/15		115,307	65.37	1/14/22	8,374	581,826
	2/13/12	(1)	1/17/15					2,000	138,960	13,956	969,663
W. Weldon	2/14/05		2/15/08	408,490		66.18	2/13/15
	2/13/06		2/14/09	452,520		58.34	2/12/16
	2/12/07		2/13/10	457,178		65.62	2/10/17
	2/11/08		2/12/11	519,838		61.75	2/10/18
	2/9/09		2/10/12	627,464		58.33	2/8/19
	2/8/10		2/9/13		586,873	62.62	2/7/20	48,906	3,397,989
	1/10/11		1/11/14		560,691	62.20	1/8/21	46,724	3,246,384
	1/17/12		1/18/15		628,911	65.37	1/14/22	45,673	3,173,360
	2/13/12	(1)	1/17/15					10,911	758,096	76,122	5,288,957

(1)

The PSUs based on the achievement of 2012 operational sales performance achieved 86.0% of target, as discussed on page 43. The portion of the award that is based on the achievement of 2012 operational sales performance has been adjusted to reflect actual performance and listed in columns H and I.

Market Value of Shares or Units of Stock That Have Not Vested (Column I)

The market value of unvested RSUs included in column I was calculated using the closing price of our common stock on the NYSE on December 28, 2012, which was the last business day of fiscal 2012, of $69.48.

60  •  Johnson & Johnson 2013 Proxy Statement

Option Exercises and Stock Vested

The following table provides information concerning the exercises of stock options during fiscal 2012 on an aggregated basis and RSUs vested during 2012 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon on Vesting ($)
A. Gorsky	0	$0	20,791	$1,353,286
D. Caruso	20,400	414,528	9,215	599,804
P. Stoffels	17,500	7,350	22,347	1,454,566
S. Peterson	0	0	0	0
P. Fasolo	0	0	0	0
W. Weldon	772,745	10,642,248	52,289	3,403,491

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Johnson & Johnson 2013 Proxy Statement  •  61

Pension Benefits

The following table provides information as of fiscal year-end 2012 with respect to our pension plans for each of the named executive officers. For a complete understanding of the table, please read the narrative disclosures that follow the table.

Name	Plan Name	Number of Years Credited Service (#)	Normal Retirement Age(1)	Present Value of Accumulated Benefit ($)
A. Gorsky	Salaried Pension Plan	20.41	62	$644,000
	Excess Pension Plan			4,753,000
D. Caruso	Salaried Pension Plan	13.00	62	449,000
	Excess Pension Plan			3,134,000
P. Stoffels	Salaried Pension Plan	19.33	62	553,000
	Excess Pension Plan			2,949,000
S. Peterson	Salaried Pension Plan	0	62	0
	Excess Pension Plan			0
P. Fasolo	Salaried Pension Plan	5.17	62	132,000
	Excess Pension Plan			370,000
W. Weldon	Salaried Pension Plan	41.33	64	1,924,000
	Excess Pension Plan			49,687,000

(1)	Normal retirement age is calculated as the greater of 62 or the employee’s age as of fiscal year-end 2012.

Each of the named executive officers participates in the same defined benefit pension plans offered to other U.S. non-union employees. (Ms. Peterson has not yet met the one year of service eligibility requirement to participate in the plan.) Annuity benefits payable under the U.S. plans are calculated as:

(1)	Final average earnings multiplied by 1.667%, multiplied by years of service prior to 2005, plus

(2)	Final average earnings multiplied by 1.55%, multiplied by years of service after 2004, minus

(3)	Age 65 Social Security benefits multiplied by 1.429%, multiplied by total years of service.

For this formula, “final average earnings” is defined as the average of the highest consecutive 60 months out of the last 120 months of pay, including base salary and bonus, and dividend equivalents paid or deferred on nonvested CLCs for years prior to 2009. The formula above produces the amount payable as a monthly annuity for the life of the named executive officer beginning as early as age 62. Benefits can begin as early as age 55, but are subject to a 4% per year reduction for the number of years before age 62 that benefits begin.

The Salaried Pension Plan applies this formula to pay up to the IRS’s covered compensation limit ($250,000 in 2012). The Excess Pension Plan is a restorative supplemental retirement plan that uses the same formula (including the definition of final average earnings) as the Salaried Pension Plan without applying the IRS pay limits and is offset by amounts paid from the Salaried Pension Plan. Any U.S. non-union employee participates in the Excess Pension Plan if his or her covered compensation exceeds the IRS limit.

Because Dr. Stoffels has provided periods of service in both Belgium and the U.S., his total Salaried Plan amount includes benefits from both the U.S. and Belgian Plans. The U.S. portion is calculated using the U.S. formula above for all service and subtracting the amount earned in the Belgian Plan. This treatment of service rendered outside the U.S. applies to all participants in the Salaried Plan who earned company service outside the U.S. before joining the U.S. pension plan.

While a present value is shown in the table, benefits are not available as a lump sum and must be taken in the form of an annuity, except the Belgian portion of Dr. Stoffels’ benefit which is payable as a lump sum at retirement. Present values were calculated using the same actuarial assumptions applied in the calculation of pension liabilities reported in our 2012 Annual Report (discount rate of 4.47%, and mortality according to the RP-2000 table projected to 2020).

No payments were made in 2012 under our pension plans to any of the named executive officers.

62  •  Johnson & Johnson 2013 Proxy Statement

Non-Qualified Deferred Compensation

The following table provides information with respect to our defined contribution and non-tax-qualified compensation deferral plans for each of the named executive officers for 2012. For a complete understanding of the table, please read the narrative disclosures that follow the table.

A	B	C	D	E
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
A. Gorsky	$0	$1,625,015	$85,803	$4,500,871
D. Caruso	145,579	1,520,665	260,257	10,550,322
P. Stoffels	0	923,888	113,355	6,408,304
S. Peterson	0	0	0	0
P. Fasolo	0	116,846	3,571	132,180
W. Weldon	0	6,337,711	4,400,826	105,848,944

Executive Contributions in Last Fiscal Year (Column B)

The amounts reported in column B include amounts deferred in the last fiscal year under the Executive Income Deferral Plan, which allows eligible employees to defer up to 50% of base salary and 100% of annual performance bonus.

Registrant Contributions in Last Fiscal Year (Column C)

The amounts reported in column C include company contributions to each of the named executive officer’s Excess Savings Plan and International Savings Plan accounts. These amounts also include the value of CLCs and CLPs that vested during the fiscal year, calculated using the fiscal year-end 2011 CLC unit value of $37.16 and fiscal year-end 2011 CLP unit value of $4.22. The value of CLCs and CLPs that vested during the fiscal year is also included in column G of the Summary Compensation Table on page 52 of this Proxy Statement. The specific amounts included in column C are shown below.

Name	Registrant Contribution to Excess Savings Plan ($)	Value of CLCs Vested in Last FY ($)	Value of CLPs Vested in Last FY ($)	Total ($)
A. Gorsky	$37,673	$891,840	$695,502	$1,625,015
D. Caruso	24,587	743,200	752,878	1,520,665
P. Stoffels	25,892	445,920	452,076	923,888
S. Peterson	0	0	0	0
P. Fasolo	12,815	0	104,031	116,846
W. Weldon	48,176	3,901,800	2,387,735	6,337,711

Johnson & Johnson 2013 Proxy Statement  •  63

Aggregate Earnings in Last Fiscal Year (Column D)

The amounts reported in column D include earnings on the Executive Income Deferral Plan, Excess Savings Plan, and International Savings Plan, in addition to the change in value on all vested CLCs and CLPs as of the fiscal year-end. The CLC unit value increased from $37.16 as of fiscal year-end 2011 to $37.81 as of fiscal year-end 2012. The CLP unit value increased from $4.22 as of fiscal year-end 2011 to $4.28 as of fiscal year-end 2012. The specific amounts included in column D are shown below.

Name	Earnings / (Losses) on Income Deferral Program and Excess and Int’l Savings Plans ($)	Change in Value on All Vested CLCs at Last FYE ($)	Change in Value on All Vested CLPs at Last FYE ($)	Total ($)
A. Gorsky	$14,247	$56,550	$15,006	$85,803
D. Caruso	100,816	142,350	17,091	260,257
P. Stoffels	6,751	96,850	9,754	113,355
S. Peterson	0	0	0	0
P. Fasolo	2,092	0	1,479	3,571
W. Weldon	3,013,473	1,335,750	51,603	4,400,826

Aggregate Balance at Last Fiscal Year-End (Column E)

The amounts reported in column E include the full balance of the Executive Income Deferral Plan, Excess Savings Plan, and International Savings Plan for each of the named executive officers. These amounts also include the full value of all vested CLCs ($37.81) and CLPs ($4.28) held by each named executive officer as of fiscal year-end 2012. The specific amounts included in column E are shown below.

Name	Full Balance of Income Deferral Plan and Excess and Int’l Savings Plans ($)	Full Value of All Vested CLCs at Last FYE ($)	Full Value of All Vested CLPs at Last FYE ($)	Total ($)
A. Gorsky	$140,977	$3,289,470	$1,070,424	$4,500,871
D. Caruso	1,050,791	8,280,390	1,219,141	10,550,322
P. Stoffels	78,840	5,633,690	695,774	6,408,304
S. Peterson	0	0	0	0
P. Fasolo	26,669	0	105,511	132,180
W. Weldon	24,468,350	77,699,550	3,681,044	105,848,944

Except for Ms. Peterson, each of the named executive officers participates in two or more of the following non-tax qualified deferred compensation programs: Excess Savings Plan (all named executive officers), Executive Income Deferral Plan (all named executive officers), CLC and CLP Plans (all named executive officers), and International Savings Plan (Mr. Weldon).

Johnson & Johnson’s 401(k) Savings Plan provides a matching contribution of 4.5% of base salary for employees contributing at least 6% of base salary. Base salary covered under this plan is limited by the IRS (to $250,000 in 2012). The Excess Savings Plan credits an unfunded account for each individual with 4.5% of the amount of the base salary in excess of the IRS limit. The rate of earnings credited to these Excess Savings Plan accounts is equal to actual earnings in the Balanced Fund investment option within our 401(k) Savings Plan (14.10% in 2012). Distribution of Excess Savings Plan account balances will be made as a single lump sum six months after retirement or separation, unless the participant made an irrevocable deferral or installment election before December 15, 2008.

Mr. Weldon worked at Johnson & Johnson locations outside of the United States where no U.S. tax-qualified savings plan was available. As a result, accounts in the International Savings Plan were credited with 3% of base salary for those periods. The rate of earnings credited to the International Savings Plan accounts is equal to actual earnings in the Fixed Interest Fund investment option within our 401(k) Savings Plan (2.25% in 2012). Distribution of International Savings Plan accounts are made upon retirement or separation from the company.

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Under the Executive Income Deferral Program, the named executive officers are eligible to defer up to 50% of base salary and 100% of performance bonus until they retire from the company. Distribution of amounts deferred before 2005 can begin up to 10 years after separation or retirement and be paid as a lump sum or in up to 15 annual installments. Payment of amounts deferred after 2004 begins on the later of (i) six months after retirement; or (ii) January of the year following retirement. Deferred amounts are credited with earnings equal to the actual return on the following investment options: Johnson & Johnson Common Stock, One-Year Treasury Bills, or the investment options within our 401(k) Savings Plan. The allocation among these options is elected by the executive officer. For 2012, the aggregate return on our Common Stock for these participants was 10.18%. None of the named executive officers had amounts allocated to the One Year Treasury Bill option in 2012.

No withdrawals or distributions were made to any of the named executive officers under any of our defined contribution or non-tax-qualified compensation deferral plans in 2012.

Potential Payments Upon Termination

Our named executive officers are covered by our broad-based, non-discriminatory separation program which provides benefits to certain full-time U.S. employees who are involuntarily terminated, based on level. This coverage provides for two weeks of base salary for each year of service, with a minimum of twelve weeks.

Pursuant to Ms. Peterson’s employment agreement, if within 36 months from her start date, Ms. Peterson is terminated for any reason other than cause or resigns for good reason as defined in her agreement, Ms. Peterson is entitled to receive a lump sum cash payment equal to 52 weeks of base salary. After 36 months of employment, Ms. Peterson will be covered under the same severance program as the other named executive officers.

With the exception of Ms. Peterson, none of the named executive officers are covered by any special arrangements or agreements regarding benefits or payments upon termination.

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Johnson & Johnson 2013 Proxy Statement  •  65

Before you vote, we urge you to read the “Compensation Discussion and Analysis” section found on pages 30 to 51 of this Proxy Statement for additional details on our executive compensation.

Item 2: Advisory Vote to Approve

Named Executive Officer Compensation

The Board recognizes that executive compensation is an important matter for our shareholders. The guiding principles of our executive compensation philosophy and practice continue to be: Competitiveness; Pay for Performance; Accountability for Short- and Long-Term Performance; and Alignment to Shareholders’ Interests. Overarching these principles is adherence to Our Credo values, which emphasize the manner in which our financial and strategic objectives are achieved. We believe our compensation programs are strongly aligned with the long-term interests of our shareholders.

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking you to vote, in an advisory manner, to approve the executive compensation philosophy, policies and procedures described in the Compensation Discussion and Analysis (“CD&A”) section of the 2013 Proxy Statement, and the compensation of our named executive officers, as disclosed in the 2013 Proxy Statement.

We believe that our new long-term incentive program implemented in 2012, the reexamination of our philosophy on pay positioning and the elimination of tax gross-ups have addressed many of our key stakeholders’ concerns. When casting your 2013 Say on Pay vote, we encourage you to consider:

•    the compensation of our new Chairman/CEO,

•     the design of our new long-term incentive program with its pay-for-performance alignment, and

•     the direct engagement with our shareholders.

As an advisory vote, the results of this vote will not be binding on the Board or the company. However, the Board of Directors values the opinions of our shareholders, and will consider the outcome of the vote when making future decisions on the compensation of our named executive officers and our executive compensation philosophy, policies and procedures.

The Board of Directors has determined to hold annual advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation will occur at the 2014 Annual Meeting of Shareholders, unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

The Board of Directors recommends that shareholders vote, in an advisory manner, FOR approval of the executive compensation philosophy, policies and procedures described in the CD&A section of the 2013 Proxy Statement, and the compensation of our named executive officers, as disclosed in the 2013 Proxy Statement.

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Audit Committee Report

The Audit Committee reports to and acts on behalf of the Board of Directors of the Company by providing oversight of the financial management, internal auditors, independent auditor and financial reporting controls and accounting policies and procedures of the Company. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control and the independent auditor is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditor.

In this context, the Audit Committee has met and held discussions with management and the internal and independent auditor (including private sessions with the Vice President, Internal Audit, the independent auditor, the Chief Financial Officer, and the General Counsel at each Audit Committee meeting). Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended December 30, 2012 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

The Audit Committee has discussed with the independent auditor matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee and the independent auditor have discussed the auditor’s independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by the independent auditor and the fees and costs billed and expected to be billed by the independent auditor for those services (as shown on page 68 of this Proxy Statement). All of the non-audit services provided by the independent auditor since February 10, 2003, and the fees and costs incurred in connection with those services, have been pre-approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee. (This policy is discussed in further detail on page 69 of this Proxy Statement.) When approving the retention of the independent auditor for these non-audit services, the Audit Committee has considered whether the retention of the independent auditor to provide those services is compatible with maintaining auditor independence.

In reliance on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee believes that the non-audit services provided by the independent auditor are compatible with, and did not impair, auditor independence.

The Audit Committee also has discussed with the Company’s internal and independent auditors, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

In further reliance on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee recommended to the Board of Directors on February 11, 2013, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2012, for filing with the Securities and Exchange Commission.

Mr. James G. Cullen, Chairman Dr. Mary Sue Coleman Mr. Ian E. L. Davis Ms. Anne M. Mulcahy Mr. Leo F. Mullin

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The Audit Committee oversees the qualifications, independence and performance of the independent auditor, and has the ultimate responsibility to appoint, retain, compensate, evaluate and, when appropriate, terminate the independent auditor.

Item 3. Ratification of Appointment of

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the company and its subsidiaries for the fiscal year 2013. Shareholder ratification of the appointment is not required under the laws of the State of New Jersey, but as a matter of good corporate governance, the Board has decided to ascertain the position of the shareholders on the appointment. The affirmative vote of a majority of the votes cast at the meeting is required for ratification. The Audit Committee will reconsider the appointment if it is not ratified.

During fiscal years 2012 and 2011, PricewaterhouseCoopers LLP not only acted as the independent registered public accounting firm for the company and its subsidiaries (work related to the integrated audit of our consolidated financial statements and of its internal control over financial reporting), but also rendered on behalf of the company and its subsidiaries other services.

Rules enacted under the Sarbanes-Oxley Act prohibit an independent auditor from providing certain non-audit services for an audit client. PricewaterhouseCoopers LLP has not provided any services that are prohibited under applicable rules and regulations. It is expected that PricewaterhouseCoopers LLP will continue to provide certain accounting, additional audit, tax and other services to Johnson & Johnson and its affiliates, which are permitted under applicable rules and regulations.

The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers for 2012 and 2011 for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

	Actual Fees ($ in thousands)
	2012	2011
Audit Fees	$37,475	$28,415
Audit-Related Fees	6,565	8,965
Total Audit and Audit-Related Fees	44,040	37,380
Tax Fees	3,330	3,250
All Other Fees	4,865	1,965
Total Fees	$52,235	$42,595

Audit Fees – Consists of professional services rendered for the audit of our consolidated financial statements, quarterly reviews, statutory audits, issuance of comfort letters, consents and assistance with, and review of, documents filed with the SEC.

Audit-Related Fees – Consists of assurance and related services related to employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultation and audits in connection with acquisitions and dispositions, system pre-implementation reviews, internal control reviews, attest services that are not required by statute or regulation, advice as to the preparation of statutory financial statements, and consultations concerning financial accounting and reporting standards.

Tax Fees – Consists of tax compliance (review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatments for certain expenses, and transfer pricing documentation for compliance purposes relating to acquisitions), state and local tax planning, and consultations with respect to various domestic and international tax matters.

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All Other Fees – Consists of fees not included in the Audit, Audit Related or Tax categories and includes reviews for compliance with various government regulations relating to the health care industry and privacy standards, supply chain operational reviews and risk management reviews and assessments.

Pre-Approval of Audit and Non-Audit Services

Under the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee in 2003, the Audit Committee must pre-approve all audit and non-audit services provided by the independent auditor. The Policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent auditor. The Policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.

In the first quarter of each year, the Audit Committee is asked to pre-approve the engagement of the independent auditor, and the projected fees, for audit services, audit-related services (assurance and related services that are reasonably related to the performance of the auditor’s review of the financial statements or that are traditionally performed by the independent auditor) and tax services (such as tax compliance, tax planning and tax advice) for the current year. In addition, the following specific routine and recurring other services may also be pre-approved generally for the current year: audits or reviews of third parties to assess compliance with contracts; risk management reviews and assessments; dispute analysis; health care compliance reviews; and other regulatory matters and certain projects to evaluate systems security.

The fee amounts approved at such first quarter meeting are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee during the year. Additional pre-approval is required before actual fees for any service can exceed 5% of the originally pre-approved amount, excluding the impact of currency.

If we want to engage the independent auditor for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement, as well as the projected fees. Additional pre-approval is required before any fees can exceed those fees approved for any such specifically-approved services.

If we wish to engage the independent auditor for additional services that have not been generally pre-approved as described above, then such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the Chairman of the Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairman is then reported to the other Committee members at the next Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chairman of the Audit Committee is required before the independent auditor may commence any engagement.

In 2012, there were no fees paid to PricewaterhouseCoopers under a de minimis exception to the rules that waives pre-approval for certain non-audit services.

Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting of Shareholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from shareholders during the meeting.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2013.

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Item 4: Shareholder Proposal –

Executives to Retain Significant Stock

The following shareholder proposal has been submitted to the company for action at the meeting by Kenneth Steiner, 14 Stoner Avenue, Great Neck, NY 11021, a beneficial owner of 700 shares of the company’s Common Stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:

Resolved: Shareholders request that our Compensation Committee adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of 25% of such shares.

The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate our Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report on executive pay stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, had rated our company “D” continuously since 2008 with “High Governance Risk.” Also “Very High Concern” for Executive Pay – $27 million for our outgoing CEO William Weldon. Our outgoing CEO stood to collect $143 million in pension and deferred pay. Only three other CEOs of S&P 500 companies that filed proxies for 2011 had higher pension values. Only Howard Schultz of Starbucks had more in a non-qualified deferred plan.

More than 40% of the shares voted rejected our executives’ pay in 2012. Every member of our executive pay committee received 12% to 24% in negative votes. And our executive pay committee was under the watchful eye of it chairman, Charles Prince, whose sense of moderation in executive pay comes from his experience as the CEO of Citigroup.

Please encourage our board to respond positively to this proposal to protect shareholder value:

Executives To Retain Significant Stock – Proposal 4.

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Board’s Statement in Opposition to Shareholder Proposal

The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:

While the Board agrees with the Proponent that executive officers should own a significant amount of company stock to align their interests with those of the company’s shareholders, the Board believes that this proposal is unnecessary because we already accomplish the objective of this proposal by maintaining rigorous stock ownership guidelines and an executive compensation program that emphasizes long-term equity performance.

We require our executive officers to hold a significant amount of company stock and to retain such amount for the duration of his or her service as an executive officer of the company. As set forth on pages 50 and 51, our existing stock ownership guidelines, which we voluntarily implemented in 2006, provide that, within five years of becoming an Executive Committee member, the CEO must hold company stock equal to six times his base salary. All other Executive Committee members must hold company stock equal to three times their base salary. Furthermore, our executive officers are prohibited from selling shares on the open market unless such ownership threshold has been achieved; they also are prohibited from transacting in derivative instruments linked to the performance of the company’s securities.

The Board believes that the best way to drive shareholder value through our executive compensation program is to emphasize long-term equity ownership by our executives. For this reason, over 65% of the compensation provided to our executive officers is in the form of long-term equity awards that vest three years after the grant date. The granting of long-term equity awards motivate our executives to achieve long-term operational goals and sustained shareholder value.

We believe that our existing stock ownership guidelines, coupled with the emphasis on long-term equity awards, appropriately balance the need to align executives’ interests with our shareholders’ interests while maintaining competitive compensation policies that attract and retain executives. We have benchmarked our stock ownership requirements and believe that they are consistent with our peer group and public companies generally.

For these reasons, we believe that adopting this proposal is unnecessary and would not be in the best interests of the company or its shareholders.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

We require our executive officers to hold a significant amount of company stock and to retain such amount for the duration of his or her service as an executive officer of the company.

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Item 5: Shareholder Proposal on Political

Contributions and Corporate Values

The following shareholder proposal has been submitted to the company for action at the meeting by Northstar Asset Management Inc. Funded Pension Plan, P.O. Box 301840, Boston, Massachusetts 02130, a beneficial owner of 168 shares of the company’s Common Stock. The affirmative vote of a majority of the votes cast at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:

Congruency between Corporate Values and Political Contributions

Whereas, the Supreme Court ruling in Citizens United v. Federal Election Commission interpreted freedom of speech to include certain corporate political expenditures involving “electioneering communications,” resulting in greater public and shareholder concern about corporate political spending;

Whereas, our policies state that J&J’s Political Action Committee (JJPAC) recipients must “have a voting record or philosophy that is aligned with the interests of the Johnson & Johnson Family of Companies as well as the patients and customers that we serve;”

Whereas, Our Government Affairs Philosophy states that we “[strive] to provide leadership in advancing a world in which all people have access to affordable, innovative, and sustainable solutions for healthy living. This philosophy drives how we determine our government affairs and policy priorities.”

Whereas, despite these statements, political contributions by the company include inconsistencies between donations and corporate values. For instance, J&J’s website states that “We have taken .... action to address our greenhouse gas emissions... We also support responsible climate and energy policy.” Yet since 2009, J&J has contributed corporate funds to 24 co-sponsors of a bill in New Jersey’s House and Senate to repeal the Global Warming Response Act (A3147/S2250) and JJPAC designated nearly 30% of its contributions to politicians voting against the American Clean Energy and Security Act of 2009 (H.R. 2454) and for deregulating greenhouse gases (H.R. 910).

Whereas, J&J has a nondiscrimination policy stating that “the Company and its subsidiaries may not discriminate against any employee based on... gender, sexual orientation...” Yet since 2009, JJPAC designated more than 30% of its contributions to politicians voting against hate crimes legislation and the repeal of Don’t Ask Don’t Tell, and sponsoring the Federal Marriage Amendment Act, which would eliminate equal marriage rights across the nation.

Resolved: Shareholders request that the Board of Directors create and implement a policy to systematically screen corporate political contributions and electioneering communications against candidates whose voting records are inconsistent with our corporate values as defined by Johnson & Johnson’s published policies (including our Equal Employment Opportunity Policy, our Environment, Health, & Safety Policy, and our Climate Friendly Energy Policy), and to report to shareholders at reasonable expense and excluding confidential information on a quarterly basis regarding any such contributions that raised an issue of incongruency with those corporate values, and stating the justification for any such exceptions.

Supporting Statement: Proponents recommend that the reports contain management’s analysis of any risks to our company’s brand, reputation, or shareholder value. “Expenditures for electioneering communications” means spending directly, or through a third party, at any time during the year, on printed, internet or broadcast communications, which are reasonably susceptible to interpretation as in support of or opposition to a specific candidate.

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Board’s Statement in Opposition to Shareholder Proposal

The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:

As a leader in the healthcare industry, Johnson & Johnson is committed to supporting the development of sound public policy in health care. One aspect of advancing sound public policy is supporting those women and men who serve the public by seeking elected office. Johnson & Johnson seeks to support candidates who recognize the importance of medical innovation in improving lives and that a fair, free market system provides the best environment for continued innovation. We also seek to support candidates who recognize the importance of broad access to quality, affordable health care.

We do not expect candidates who receive contributions from our employee political action committee or our company to agree at all times with our positions on policy issues. When selecting candidates for funding, priority is given to candidates’ views on issues that concern the businesses of Johnson & Johnson and also the impact of candidates’ views on our employees or facilities in a candidate’s state or district. To date, the company has not made any expenditure for electioneering communications, and has no present plans to make any such expenditures.

The legal and regulatory environment for health care companies, such as Johnson & Johnson, has undergone considerable changes in recent years, and this trend is likely to continue into the future. The Board believes that adopting the policy recommended by this proposal would restrict the ability of the company to make political contributions in support of those whose policy positions are supportive of the legitimate business interests of the company and its shareholders, and that the report requested by the proponent would require significant resources that could otherwise be spent on business needs.

The Board believes it is in the best interests of the company and its shareholders to continue to participate in a transparent manner in the political process pursuant to its current policies and procedures. As a result of constructive engagement with a number of our institutional investors, Johnson & Johnson was an early mover on the disclosure of corporate political contributions and even expanded that disclosure last year. Disclosure regarding the company’s political contributions, including the policies and procedures that govern those contributions, as well as the Board’s oversight role, can be found at http://www.investor.jnj.com/governance/contributions.cfm. The Board believes these policies and procedures appropriately balance the concerns raised by this proposal with the legitimate need for the company to protect its business interests.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

Adopting the policy recommended by this proposal would restrict the ability of the company to make political contributions in support of those whose policy positions are supportive of the legitimate business interests of the company and its shareholders.

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Item 6: Shareholder Proposal on

Independent Board Chairman

The following shareholder proposal has been submitted to the company for action at the meeting by the American Federation of State, County and Municipal Employees, AFL-CIO (AFSCME), 1625 L Street, N.W., Washington, D.C. 20036, a beneficial owner of 20,084 shares of the company’s Common Stock. The affirmative vote of a majority of the votes cast at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:

RESOLVED: The shareholders of Johnson & Johnson (“Johnson & Johnson” or the “Company”) request the Board of Directors to adopt a policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors to be an independent member of the Board. This independence requirement shall apply prospectively so as not to violate any Company contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.

SUPPORTING STATEMENT

Johnson & Johnson’s former CEO William Weldon serves as chair. We believe that having a former CEO serve as chair weakens a corporation’s governance structure, which can harm shareholder value. Having a former CEO serve as chair is often called the apprentice model, and studies show the apprentice model can lead to underperformance. A 2010 study found apprenticed CEOs underperformed non-apprenticed CEOs on average (CEO Succession 2000-2009: A Decade of Convergence and Compression, Booz & Co. Summer 2010), while a 2007 study found that CEOs who first served in lower roles while the previous CEO was chair performed significantly worse for investors from 1998-2006 (The Era of the Inclusive Leader, Booz Allen Hamilton, Summer 2007).

In our view, shareholder value is enhanced by an independent board chair who can provide a balance of power between the CEO and the board and can support strong board leadership. The primary duty of a board of directors is to oversee the management of a company on behalf of its shareholders. We believe that having a former CEO serve as chair creates a conflict of interest that can result in excessive management influence on the board and weaken the board’s oversight of management.

An independent board chair has been found in academic studies to improve the financial performance of public companies. A 2007 Booz & Co. study found that, in 2006, all of the underperforming North American companies with long-tenured CEOs lacked an independent board chair (The Era of the Inclusive Leader, Booz Allen Hamilton, Summer 2007). A more recent study found that, worldwide, companies are now routinely separating the jobs of chair and CEO: in 2009 less than 12 percent of incoming CEOs were also made chair, compared with 48 percent in 2002 (CEO Succession 2000-2009: A Decade of Convergence and Compression, Booz & Co., Summer 2010).

We believe that independent board leadership would be particularly constructive at Johnson & Johnson, which has been “struggling to rebuild its reputation as one of the world’s most trusted brands after a series of product recalls, manufacturing problems and government inquiries” (“J&J Names Outsider to Run Its Troubled Consumer Unit,” New York Times, September 13, 2012) and where, in 2012, only 57 percent of shares voted supported the advisory vote on executive compensation.

Last year this proposal received support from nearly 43 percent of shares voted. We urge shareholders to vote for this proposal.

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Board’s Statement in Opposition to Shareholder Proposal

The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:

The Board believes it is important to maintain the flexibility it currently has to tailor its leadership structure to best fit the company’s specific circumstances, culture, and short and long-term challenges, and that stewardship over how board leadership is structured is solely within the purview of the Board.

Our company’s recent leadership succession demonstrates how important it is for the Board to maintain flexibility in how it can structure its leadership. In 2012, the Board restructured its leadership in order for our company’s former CEO, William Weldon, to continue to serve as Chairman while our company’s new CEO, Alex Gorsky, began his transition into the role of CEO and Board member, from April through December. The Board believes having Mr. Weldon continue to serve as Chairman during that eight-month period was critical to the successful and seamless transition of leadership to Mr. Gorsky. The proposal would take away this type of flexibility in the future, regardless of the company’s circumstances.

The Board is composed of directors with diverse backgrounds, experience, and perspectives. Moreover, our independent directors appropriately challenge management and demonstrate the free-thinking expected of today’s directors. Given this makeup, the Board is in a very strong position to evaluate the pros and cons of the various types of board leadership structures and to ultimately decide which one will serve the best interests of our stakeholders, as they are defined in Our Credo. There are many possible leadership structures for boards of directors, and any decision on how a board should be structured necessitates a diversity of views and experiences. As discussed in “Item 1: Election of Directors” on pages 14 to 21 of this Proxy Statement, our Directors come from a variety of organizational backgrounds with direct experience with a wide range of leadership and management structures. While the views of shareholders are important when determining the most appropriate board leadership structure, it is incumbent upon the board to decide on what it believes will be most effective based on its judgment and experience applied specifically to the company and its particular circumstances, and not solely based on the prevailing external sentiment.

The Board recognizes the importance to have in place, and build upon, a strong counterbalancing structure to ensure that it functions in an appropriately independent manner. At the same time that it decided to designate Mr. Gorsky as its Chairman, the Board took steps to enhance its governance structure by expanding the duties of the independent Lead Director (formerly the independent Presiding Director) to include:

•	Periodically providing feedback on the quality and quantity of information flow from management;

•	Monitoring the flow of information from Committee Chairs to the full Board;

•	Leading the annual performance evaluation of the Chair/CEO, distinguishing as necessary between performance as Chair and performance as CEO;

•	Leading the annual performance evaluation of the Board; and

•	Leading the CEO succession process.

The table on page 8 of this Proxy Statement describes the duties and responsibilities of our independent Lead Director. In addition, each of the Board’s five main committees is composed entirely of independent Directors with an independent Director chairing each committee. Mr. Gorsky is currently the only non-independent member of the Board, and he is not a member of any of the Board’s five main committees.

In anticipation of Mr. Weldon’s imminent retirement, the Board decided that after the transitional period, it would be in our company’s best interests for Mr. Gorsky to succeed Mr. Weldon as Chairman of the Board. Having Mr. Gorsky, our company’s CEO, serve as Chairman creates clear

The Board recently took steps to enhance its governance structure by expanding the duties and responsibilities of the independent Lead Director described on page 8 of this Proxy Statement.

Johnson & Johnson 2013 Proxy Statement  •  75

and unambiguous authority, which is essential to effective management. The Board and management can respond more effectively to a clearer line of authority. By designating our new CEO as its Chairman, the Board also sends an important signal to our employees and shareholders about who is accountable. Further, given he is closer to our company’s businesses than any other Board member and has the benefit of over 20 years of operational and leadership experience within the Johnson & Johnson Family of Companies, Mr. Gorsky is best-positioned to set the Board’s agenda and provide leadership. Mr. Gorsky’s career experience also gives him unquestioned industry knowledge, which the Board believes is critical for the chairman of the board of a company that operates in a highly-regulated industry such as health care.

The Board, through its Nominating & Corporate Governance Committee, will continue to periodically review its leadership structure in a serious and open-minded fashion to ensure it is still appropriate for our company.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

Other Matters

The Board of Directors does not intend to bring other matters before the meeting except items incident to the conduct of the meeting, and we have not received timely notice from any shareholder of an intent to present any other proposal at the meeting. On any matter properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

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76  •  Johnson & Johnson 2013 Proxy Statement

Our Credo

We believe our first responsibility is to the doctors, nurses and patients, to mothers and fathers and all others who use our products and services. In meeting their needs everything we do must be of high quality. We must constantly strive to reduce our costs in order to maintain reasonable prices. Customers’ orders must be serviced promptly and accurately. Our suppliers and distributors must have an opportunity to make a fair profit.

We are responsible to our employees, the men and women who work with us throughout the world. Everyone must be considered as an individual. We must respect their dignity and recognize their merit. They must have a sense of security in their jobs. Compensation must be fair and adequate, and working conditions clean, orderly and safe. We must be mindful of ways to help our employees fulfill their family responsibilities. Employees must feel free to make suggestions and complaints. There must be equal opportunity for employment, development and advancement for those qualified. We must provide competent management, and their actions must be just and ethical.

We are responsible to the communities in which we live and work and to the world community as well, We must be good citizens – support good works and charities and bear our fair share of taxes. We must encourage civic improvements and better health and education. We must maintain in good order the property we are privileged to use, protecting the environment and natural resources.

Our final responsibility is to our stockholders. Business must make a sound profit. We must experiment with new ideas. Research must be carried on, innovative programs developed and mistakes paid for. New equipment must be purchased, new facilities provided and new products launched. Reserves must be created to provide for adverse times. When we operate according to these principles, the stockholders should realize a fair return.

Electronic Voting Instructions

You can vote via the Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. You may also vote in person at the meeting.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Your telephone or Internet vote must be received by 11:00 p.m., Eastern Time, on April 24, 2013.

Vote via the Internet
• Log on to the Internet and go to www.investorvote.com/JNJ • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote via Telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Call TOLL FREE 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. • Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Items - The Board of Directors recommends a vote FOR all Director nominees listed, FOR Items 2 and 3, and
AGAINST Items 4, 5, and 6.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Mary Sue Coleman	☐	☐	☐	02 - James G. Cullen	☐	☐	☐	03 - Ian E. L. Davis	☐	☐	☐

04 - Alex Gorsky	☐	☐	☐	05 - Michael M. E. Johns	☐	☐	☐	06 - Susan L. Lindquist	☐	☐	☐

07 - Anne M. Mulcahy	☐	☐	☐	08 - Leo F. Mullin	☐	☐	☐	09 - William D. Perez	☐	☐	☐

10 - Charles Prince	☐	☐	☐	11 - A. Eugene Washington	☐	☐	☐	12 - Ronald A. Williams	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐	3.	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2013	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
4.	Shareholder Proposal – Executives to Retain Significant Stock	☐	☐	☐	5.	Shareholder Proposal on Political Contributions and Corporate Values	☐	☐	☐

		For	Against	Abstain
6.	Shareholder Proposal on Independent Board Chairman	☐	☐	☐

Non-Voting Items

	Yes		Yes		Yes
Request for Admission	☐	Request for Guest	☐	Request Discontinuation	☐	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD.
Ticket to Annual Meeting		Ticket to Annual Meeting		of Duplicate Copies of
Annual Report

ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive next year’s annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions that will enable you to review these materials online.

•	Registered shareholders: to sign up for this optional service, visit www.computershare-na.com/green.

JOHNSON & JOHNSON EMPLOYEE SAVINGS PLANS

If you are an employee and hold stock in one of the Johnson & Johnson employee savings plans, this proxy card covers those shares held for you in your savings plan, as well as any other shares registered in your own name. By signing and returning this proxy card (or voting via the Internet or telephone), you will authorize the trustee of your savings plan to vote those shares held for you in your savings plan as you have directed. If you vote via the Internet, by telephone or by mail by 5:00 p.m. (Eastern) on April 23, 2013, the Trustee of your savings plan will vote your shares as you have directed (your voting instructions will be kept confidential). It is important that you direct the Trustee how to vote your shares.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Johnson & Johnson	+
Notice of 2013 Annual Meeting of Shareholders

Hyatt Regency Hotel

Two Albany Street, New Brunswick, NJ

Proxy Solicited by Board of Directors for Annual Meeting — April 25, 2013, 10:00 a.m., Eastern Time

The signatory hereto hereby appoints D. J. Caruso and M. H. Ullmann and each or either of them as proxies, with full power of substitution and revocation, to represent the signatory hereto and to vote all shares of Common Stock of Johnson & Johnson that the signatory hereto is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 25, 2013 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, and any adjournments or postponements thereof, upon the matters listed on the reverse side hereof and, in their discretion, upon such other matters as may properly come before the meeting. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

Shares represented by this Proxy will be voted as directed by the shareholder. If no such directions are indicated, the proxies have authority to vote FOR election of all Director nominees, FOR Items 2 and 3, and AGAINST Items 4, 5, and 6.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Change of Address — Please print new address below.	Comments — Please print your comments below.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

+
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD.